UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A INFORMATION
Consent Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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☑	Definitive Consent Statement
☐	Definitive Additional Materials
☐	Soliciting Materials Pursuant to Section 240.14a-12
ENERGY PARTNERS, LTD.
(Name of Registrant as Specified in its Charter)
ATS INC.
WOODSIDE FINANCE LIMITED
WOODSIDE PETROLEUM LTD.
(Name of Person(s) Filing Consent Statement, if other than the Registrant)
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CONSENT STATEMENT
OF
ATS INC.,
WOODSIDE FINANCE LIMITED
AND
WOODSIDE PETROLEUM LTD.
      This consent statement and the enclosed GOLD consent card are being furnished by ATS Inc. (“ATS”), a Delaware corporation and an indirect wholly owned subsidiary of Woodside Petroleum Ltd., a company incorporated under the laws of Victoria, Australia (“Woodside”), Woodside Finance Limited, a company incorporated under the laws of Victoria, Australia and a wholly owned subsidiary of Woodside (“Woodside Finance”), and Woodside (for convenience purposes, throughout this consent statement we sometimes refer to ATS as the party soliciting consents in connection herewith), in connection with the solicitation by ATS of written consents from the holders of shares of common stock, par value $0.01 per share (the “Common Stock”), of Energy Partners, Ltd., a Delaware corporation (the “Company”), and the associated preferred stock purchase rights (the “Rights” and together with the Common Stock, the “Shares”) issued pursuant to the Rights Agreement, dated as of September 14, 2006, between the Company and Mellon Investor Services LLC, as Rights Agent (the “Rights Agreement”), to take the following actions (each, a “Proposal” and collectively, the “Proposals”) without a meeting of stockholders, as authorized by the General Corporation Law of the State of Delaware (the “DGCL”):

1. Remove all eleven existing members of the Company’s Board of Directors (the “Board”) (and any person(s) (other than those elected by this consent solicitation) elected or designated by any of such directors to fill any vacancy or newly created directorship); and

2. Elect Walter R. Arnheim, Terry G. Dallas, Robert B. Holland, III, David R. Martin and J. Kenneth Thompson (each, a “Nominee” and collectively, the “Nominees”) as the directors of the Company (or if any such Nominee is unable or unwilling to serve on the Board, any other person designated as a nominee by ATS).
      The Proposals are designed to expedite the prompt consummation of the offer to acquire all issued and outstanding Shares through a tender offer and second-step merger, as described below. Neither of the Proposals is subject to, or conditioned upon, the adoption of the other Proposals; however, Proposal 2 cannot be effected unless Proposal 1 is adopted. The effectiveness of each of the Proposals is subject to, and conditioned upon, the properly completed and duly delivered, unrevoked written consent to such Proposal by the holders of record, as of the close of business on the Record Date (as defined below), of a majority of the Shares then outstanding. Election of our Nominees will signal that a majority of the Company’s stockholders favor the Board taking such actions that it may deem necessary or advisable to facilitate the consummation of the Offer (as defined below) and the Second-Step Merger (as defined below) and that such stockholders consider our $23.00 all-cash tender offer (and the Second-Step Merger) to be in their best interests.
      This consent statement is dated October 27, 2006, and is first being mailed, along with the enclosed GOLD consent card, to stockholders on or about October 30, 2006.
      Pursuant to Section 2.9(b) of the Company’s amended bylaws, ATS delivered written notice to the Secretary of the Company on September 27, 2006 requesting that the Board fix a record date for this consent solicitation. Pursuant to Section 2.9(b) of the Company’s amended bylaws, the Board fixed October 17, 2006 as the record date (the “Record Date”). On the Record Date, ATS was the record holder, and shared beneficial ownership with Woodside, of 1,719,000 Shares.
      ATS is offering to purchase all of the outstanding Shares, at a price of $23.00 net per Share in cash (less any applicable withholding taxes and without interest). Originally, our offer of $23.00 per share was subject to possible increase by $0.50 or $1.00 per Share to a total of $23.50 or $24.00 net per Share in cash depending on the resolution of certain Delaware litigation claims described herein. However, as a result of recent rulings by the Delaware Court of Chancery, the Offer was amended on October 26, 2006 to remove the possible price increase. The terms and conditions of the tender offer are described in the Offer to Purchase (the ”Offer to Purchase”) and the accompanying Letter of Transmittal, as they will be supplemented by a Supplement to the Offer to Purchase (the ”Supplement”) and a revised Letter of Transmittal (the ”Letter of Transmittal”), each of which will be available shortly, and the instructions thereto (the offer reflected by such terms and conditions, as they may be amended or supplemented from time to time, constitutes the ”Offer”). The Offer to Purchase has been, and the Supplement and Letter of Transmittal will be, separately mailed to stockholders of the Company with respect to the Offer. Stockholders are advised to read the Offer to Purchase, the Supplement, the Letter of Transmittal and other relevant documents regarding the Offer because they contain important information about the Offer.
      FOR THE REASONS LISTED IN THIS CONSENT STATEMENT, WE BELIEVE THAT OUR $23.00 ALL-CASH OFFER (AND THE SECOND-STEP MERGER (AS DEFINED BELOW)) IS IN THE BEST INTERESTS OF STOCKHOLDERS AND IS SUPERIOR TO THE OTHER OPTIONS AVAILABLE TO THE COMPANY AND ITS STOCKHOLDERS. WE BELIEVE THAT THE COMPANY’S RECENT TERMINATION OF THE STONE MERGER AGREEMENT (AS DEFINED BELOW) WAS AS A RESULT OF OUR STATED INTENT TO SOLICIT PROXIES AGAINST THE APPROVAL OF CERTAIN ACTIONS IN CONNECTION WITH THE STONE MERGER AGREEMENT. IF YOU WANT TO TAKE AFFIRMATIVE ACTION WHICH WE BELIEVE WILL FACILITATE YOUR OPPORTUNITY TO ACCEPT THE SIGNIFICANT PREMIUM FOR YOUR SHARES OFFERED BY ATS OVER THE TRADING PRICE OF SHARES AS OF AUGUST 25, 2006 (I.E., PRIOR TO THE ANNOUNCEMENT OF THE OFFER), THEN “CONSENT” TO EACH OF THE PROPOSALS BY SIGNING, DATING AND RETURNING THE ENCLOSED GOLD CONSENT CARD TODAY.
      Stockholders should note that ATS does not intend to extend its Offer past November 17, 2006 unless either the consent solicitation to remove and replace the members of the Board is substantially successfully completed or the conditions to the Offer have been otherwise satisfied by this time.
      The purpose of the Offer is to acquire control of, and ultimately the entire equity interest in, the Company. If, pursuant to the Offer, ATS accepts for payment and pays for at least the number of Shares that, when added to Shares already owned by ATS (and/or Woodside or any of its other subsidiaries), shall constitute a majority of the then outstanding Shares on a fully diluted basis, ATS (or another direct or indirect subsidiary of Woodside) will seek to merge with and into the Company (the “Second-Step Merger”). If the Second-Step Merger occurs, the Company will become an indirect wholly owned subsidiary of Woodside and each issued and then outstanding Share (other than any Shares held in the treasury of the Company, or owned by Woodside, ATS or any of Woodside’s other subsidiaries and any Shares held by the Company’s stockholders properly seeking appraisal for their Shares) shall be cancelled and converted automatically into the right to receive $23.00 per Share in cash.
      On June 22, 2006, the Company entered into a merger agreement (the “Stone Merger Agreement”) among the Company, EPL Acquisition Corp. LLC and Stone Energy Corporation (“Stone”), in which each outstanding share of Stone common stock would be converted into the right to receive, at the election of the holder (subject to the limitations described below): (i) $51.00 in cash, or (ii) Shares equivalent to the ratio determined by dividing $51.00 by the market price of Shares (based on a 20-day trading average prior to the third trading day preceding the closing of the merger), provided that the exchange ratio will not be greater than 2.525 or less than 2.066 Shares per share of common stock of Stone. On October 11, 2006, the Company terminated the Stone Merger Agreement and agreed to pay an $8 million termination fee to Stone (which is in addition to the $43.5 million termination fee that the Company paid to Plains Exploration & Production Company (“Plains”) on behalf of Stone in connection with Stone’s termination of its prior merger agreement with Plains (which two fees amount to $51.5 million paid by the Company)). The termination of the Stone Merger Agreement satisfied one of the conditions to our Offer.

      The Offer is subject to certain conditions, some of which may be influenced by actions of the Board, including (i) that the Stone Merger Agreement shall have been validly terminated on terms reasonably satisfactory to ATS and ATS reasonably believing that the Company could not have any liability, and Stone shall not have asserted any claim of liability in connection with the Stone Merger Agreement other than the possible payment of the $25.6 million termination fee required thereby (the “Stone Merger Condition”), (ii) the Board having approved the Offer and the Second-Step Merger or any other business combination satisfactory to ATS pursuant to the requirements of Section 203 of the DGCL or ATS being satisfied that Section 203 does not apply or otherwise restrict the Offer, the Second-Step Merger or such other business combination (the “Section 203 Condition”) and (iii) the Company entering into a definitive merger agreement with ATS (and/or any of Woodside’s subsidiaries), Nominees of ATS constituting a majority of the Board or there having been validly tendered and not properly withdrawn prior to the expiration of the Offer that number of Shares that, when added to the Shares then owned by Woodside or any of its subsidiaries, shall constitute at least 90% of the then outstanding Shares on a fully diluted basis (including, without limitation, all Shares issuable upon the exercise of any options or warrants) (the “Second-Step Merger Condition”). As noted above, the Stone Merger Condition has been satisfied as a result of the termination of the Stone Merger Agreement.
      On September 13, 2006, in response to the Offer, the Board declared a dividend of one Right for each outstanding Share. The specific terms of the Rights are contained in the Rights Agreement. The Offer to Purchase contains a condition that the Company shall not have “declared, paid or proposed to declare or pay any dividend or other distribution on any shares of capital stock of the Company including by adoption of a shareholders rights plan which has not otherwise been terminated or rendered inapplicable to the Offer and the Second-Step Merger prior to the expiration of the Offer” (the “Rights Condition”). In order for the Rights Condition to be satisfied, the Rights must be redeemed or the Rights Agreement must be terminated or rendered inapplicable to the Offer and the Second-Step Merger.
      As of the date of this consent statement, except for terminating the Stone Merger Agreement, the Board had not taken any action to facilitate the satisfaction of any of the conditions to the Offer set forth in the Offer to Purchase, including the Section 203 Condition, the Rights Condition and the Second-Step Merger Condition. Accordingly, ATS is seeking your consent to the Proposals to remove the Company’s current directors (and any person(s) (other than those elected by this consent solicitation) elected or designated by any of such directors to fill any vacancy or newly created directorship) and to elect to the Board persons who ATS expects would, subject to their fiduciary duties under Delaware law as directors of the Company, take such actions as may be required to expedite the prompt consummation of the Offer and the Second-Step Merger.
      ATS BELIEVES THAT ADOPTION OF THE PROPOSALS, INCLUDING REMOVAL OF THE EXISTING MEMBERS OF THE BOARD (AND ANY PERSON(S) (OTHER THAN THOSE ELECTED BY THIS CONSENT SOLICITATION) ELECTED OR DESIGNATED BY ANY OF SUCH DIRECTORS TO FILL ANY VACANCY OR NEWLY CREATED DIRECTORSHIP) AND ELECTION OF THE NOMINEES, IS AN IMPORTANT STEP TOWARD FACILITATING THE PROMPT CONSUMMATION OF THE OFFER AND THE SECOND-STEP MERGER. ACCORDINGLY, YOU ARE URGED TO PROMPTLY SIGN, DATE AND MAIL THE ENCLOSED GOLD CONSENT CARD. YOU MUST SEPARATELY TENDER YOUR SHARES PURSUANT TO THE OFFER IF YOU WISH TO PARTICIPATE IN THE OFFER. EXECUTING A CONSENT DOES NOT OBLIGATE YOU TO TENDER YOUR SHARES PURSUANT TO THE OFFER, AND YOUR FAILURE TO EXECUTE A CONSENT DOES NOT PREVENT YOU FROM TENDERING YOUR SHARES PURSUANT TO THE OFFER. THERE CAN BE NO ASSURANCE AS TO THE TIMING OR SATISFACTION OF THE CONDITIONS TO THE OFFER, WHETHER OR NOT STOCKHOLDERS APPROVE EACH OF THE PROPOSALS.
      For a complete description of the Offer, including the conditions thereto, the Company’s stockholders are referred to the Offer to Purchase, the Supplement and the Letter of Transmittal.

      If your Shares are registered in your own name, please sign, date and mail the enclosed GOLD consent card to Innisfree M&A Incorporated (“Innisfree”) in the postage-paid envelope provided. If your Shares are held in the name of a brokerage firm, bank nominee or other institution, you should contact the person in charge of your account and give instructions to have the GOLD consent card with respect to your Shares be signed, dated and mailed. Only that institution can execute a GOLD consent card with respect to your Shares and only upon receipt of specific instructions from you. ATS urges you to confirm in writing your instructions to the person responsible for your account and to provide a copy of those instructions to the Company in care of Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022, so that ATS will be aware of all instructions given and can attempt to ensure that such instructions are followed.
      If you have any questions about executing your consent or require assistance, please contact:
Innisfree M&A Incorporated
501 Madison Avenue
20th Floor
New York, NY 10022
Shareholders Call Toll Free: (877) 456-3427
Banks and Brokers Call Collect: (212) 750-5833
      THIS CONSENT STATEMENT IS NEITHER A REQUEST FOR THE TENDER OF SHARES NOR AN OFFER WITH RESPECT THERETO. THE OFFER IS BEING MADE ONLY BY MEANS OF THE OFFER TO PURCHASE, THE SUPPLEMENT AND THE LETTER OF TRANSMITTAL, EACH OF WHICH HAS BEEN (OR WILL BE) FILED WITH THE COMMISSION AND SEPARATELY MAILED TO STOCKHOLDERS.
      THE OFFER TO PURCHASE, THE SUPPLEMENT, WHEN AVAILABLE, AND THE LETTER OF TRANSMITTAL MAY ALSO BE OBTAINED FOR FREE FROM ATS BY DIRECTING SUCH REQUESTS TO INNISFREE M&A INCORPORATED, 501 MADISON AVENUE, 20TH FLOOR, NEW YORK, NEW YORK 10022, SHAREHOLDERS CALL TOLL-FREE AT (877) 456-3427 (BANKS AND BROKERS CALL COLLECT AT (212) 750-5833).

QUESTIONS AND ANSWERS RELATING TO THIS CONSENT SOLICITATION	6
THE PROPOSALS	11
REASONS TO CONSENT TO THE PROPOSALS	11
ADDITIONAL INFORMATION REGARDING THE PROPOSALS	12
BACKGROUND OF THE SOLICITATION	17
CERTAIN LITIGATION	20
CERTAIN INFORMATION CONCERNING ATS, WOODSIDE FINANCE AND WOODSIDE	23
CONSENT PROCEDURES	25
SPECIAL INSTRUCTIONS	26
VOTING SECURITIES	27
SOLICITATION OF CONSENTS	27
FORWARD-LOOKING STATEMENTS	28
STOCKHOLDER PROPOSALS FOR THE COMPANY’S 2007 ANNUAL MEETING	28
OTHER INFORMATION	28
SCHEDULE I INFORMATION CONCERNING THE NOMINEES	S-1
SCHEDULE II INFORMATION CONCERNING DIRECTORS AND OFFICERS OF ATS, WOODSIDE AND WOODSIDE FINANCE	S-2
SCHEDULE III ACQUISITIONS AND DISPOSITIONS OF SHARES BY ATS, WOODSIDE FINANCE, WOODSIDE AND THE EXECUTIVE OFFICERS AND DIRECTORS OF ATS, WOODSIDE FINANCE AND WOODSIDE	S-7
SCHEDULE IV SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT OF THE COMPANY	S-8

QUESTIONS AND ANSWERS RELATING TO THIS CONSENT SOLICITATION
      The following are some of the questions you, as a stockholder, may have and the answers to those questions. We urge you to read this consent statement carefully and in its entirety.
Who is making the solicitation?
      ATS is a recently formed Delaware corporation and an indirect wholly owned subsidiary of Woodside. ATS has been has been organized in connection with the Offer and has not carried on any activities other than purchasing Shares in the open market and in connection with the Offer.
      Woodside Finance is a company incorporated under the laws of Victoria, Australia, and a wholly owned subsidiary of Woodside. Woodside Finance, the primary borrowing and lending entity for Woodside and its subsidiaries, will provide funding for the Offer, the Second-Step Merger and related fees and expenses. Woodside Finance will secure a loan from Société Générale and will provide intra-group funding to ATS.
      Woodside is a company incorporated under the laws of Victoria, Australia. Woodside is a leading Australian producer of oil and natural gas, with exploration and development ventures ranging across the globe — from Australia’s North-West Shelf to the Timor Sea, the Gulf of Mexico, the Republic of Korea, Kenya, Libya, Algeria, Sierra Leone, Liberia and Mauritania.
      Under the applicable regulations of the Commission, directors, officers and certain employees of ATS, Woodside Finance and each of the Nominees, including each of the persons listed on Schedule II hereto are participants in the consent solicitation.
What are the proposals for which written consents are being solicited?
      We are soliciting written consents from the Company’s stockholders to (1) remove all eleven existing members of the Board (and any person(s) (other than those elected by this consent solicitation) elected or designated by any of such directors to fill any vacancy or newly created directorship) and (2) fill the resulting vacancies on the Board with our Nominees. Election of our Nominees will signal that a majority of the Company’s stockholders favor the Board taking such actions that it may deem necessary or advisable to facilitate the consummation of the Offer and the Second-Step Merger and that such stockholders consider our $23.00 all-cash tender offer (and the Second-Step Merger) to be in their best interests.
Why are we soliciting your consent?
      ATS has commenced the Offer to purchase all of the outstanding Shares, at a price of $23.00 net per Share in cash (less any applicable withholding taxes and without interest). The terms and conditions of the Offer are (or will be) set forth in the Offer to Purchase, the Supplement and the Letter of Transmittal. Initially, the Offer of $23.00 per Share was subject to possible increase by $0.50 or $1.00 per Share to a total of $23.50 or $24.00 net per Share in cash depending on the resolution of the Delaware litigation described herein. As a result of recent rulings by the Delaware Court of Chancery (as described below), the Offer was amended on October 26, 2006 to remove the possible price increase.
      The purpose of the Offer is to acquire control of, and ultimately the entire equity interest in, the Company. If, pursuant to the Offer, ATS accepts for payment and pays for at least the number of Shares that, when added to Shares already owned by ATS (and/or Woodside or any of its subsidiaries), shall constitute a majority of the then outstanding Shares on a fully diluted basis, ATS (or another direct or indirect subsidiary of Woodside) will seek to consummate the Second-Step Merger. If the Second-Step Merger occurs, the Company will become an indirect wholly owned subsidiary of Woodside and each issued and then outstanding Share (other than any Shares held in the treasury of the Company, or owned by Woodside, ATS or any of Woodside’s other subsidiaries and any Shares held by the Company’s stockholders properly seeking appraisal for their Shares) shall be cancelled and converted automatically into the right to receive $23.00 per share, in cash.

      As of the date of this consent statement, the Board had not taken any action to facilitate the satisfaction of the Section 203 Condition, the Rights Condition, the Second-Step Merger Condition or any of the other conditions to the Offer set forth in the Offer to Purchase.
      Moreover, by paying a $43.5 million termination fee to Plains on behalf of Stone and an additional $8 million termination fee to Stone in connection with the termination of the Stone Merger Agreement, the current Board has paid $51.5 million of the Company’s money in termination fees alone on a proposed transaction which, after supporting since July 2006, the Board has now decided is not in the best interests of the Company’s stockholders. We question the Board’s vision for the future of the Company — especially its apparent willingness to have the Company (and, therefore, the Company’s stockholders) foot a multi-million dollar bill (which will continue to grow as the Board spends more time and effort and the Company’s money in pursuing “alternatives” to the Offer). Additionally, the Company opposed our efforts to obtain an expedited trial regarding our claims regarding the termination fees and we believe that this opposition was a significant factor in the Delaware court’s determination not to conduct expedited hearings; this determination led us to conclude that, within the time frame of our Offer, there were no circumstances under which the contingent price increases described in the Offer to Purchase could reasonably be expected to be paid to stockholders. We do not believe that the Board’s actions since July present a strong track record of acting in the best interests of the Company’s stockholders.
      Accordingly, ATS is seeking your consent to the Proposals to elect to the Board persons who ATS expects would, subject to their fiduciary duties under Delaware law as directors of the Company, take such actions as may be required to expedite the prompt consummation of the Offer and the Second-Step Merger.
      If elected, and subject to their fiduciary duties under Delaware law, the Nominees would have the power to take those steps necessary to permit the stockholders of the Company to accept the Offer, including approving the Offer and the Second-Step Merger for purposes of Section 203 of the DGCL, terminating or rendering inapplicable the Rights Agreement to the Offer and the Second-Step Merger and causing the Company to enter into a definitive merger agreement with ATS or another subsidiary of Woodside.
      The specific features of ATS’s Proposals, as well as the procedures governing the written consent process, are described in this consent statement.
      Complete information about the Offer is (or will be) contained in the Offer to Purchase, the Supplement and the Letter of Transmittal, which are (or will be) available upon request from Innisfree, the Information Agent for the Offer, in ATS’s Schedule TO (including amendments thereto). The Schedule TO, including exhibits and amendments thereto, and other information should be available for inspection at the public reference facilities maintained by the Commission at 100 F Street, N.E., Washington, DC 20549. Free copies of such materials may also be obtained by mail by contacting Innisfree. The Commission also maintains a home page on the World Wide Web at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the Commission, including information about the Offer.
Does this consent statement relate to the same matters you describe in your preliminary proxy statement?
      No. We previously filed a preliminary proxy statement in connection with our intended solicitation of proxies to be used at a special meeting of stockholders of the Company to consider proposals relating to the Stone Merger Agreement. Because the Company and Stone have terminated the Stone Merger Agreement, our proxy solicitation is no longer necessary. Stockholders should read this consent statement carefully, as it relates to matters separate from those that were to be considered at the special meeting. ATS believes that the outcome of the consent solicitation will impact the stockholders’ ability to accept the Offer.
What must happen to complete our tender offer?
      The Offer is subject to the satisfaction or waiver of certain conditions, including:

•	The Company’s stockholders shall have validly tendered and not withdrawn prior to the expiration of the Offer at least that number of Shares that, when added to the Shares then owned by Woodside or any of its subsidiaries, shall constitute a majority of the then outstanding Shares on a fully diluted basis.

•	The Board shall have approved the Offer and the Second-Step Merger or any other business combination satisfactory to ATS between the Company and ATS (and/or any of Woodside’s subsidiaries) pursuant to the requirements of Section 203 of the DGCL or ATS shall be satisfied that Section 203 does not apply to or otherwise restrict the Offer, the Second-Step Merger or any such business combination.

•	(A) The Company shall have entered into a definitive merger agreement with ATS with respect to a merger of ATS and the Company, (B) Nominees of ATS shall constitute a majority of the Board or (C) the Company stockholders shall have validly tendered and not withdrawn prior to the expiration of the Offer at least that number of Shares that, when added to the Shares then owned by Woodside or any of its subsidiaries, shall constitute at least 90% of the then outstanding Shares on a fully diluted basis.

•	Any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), shall have expired or been terminated prior to the expiration of the Offer. The waiting period expired on September 26, 2006, thereby satisfying this condition.

      On September 13, 2006, the Board declared a dividend of one Right for each outstanding Share. The specific terms of the Rights are contained in the Rights Agreement. The Offer to Purchase also contains the Rights Condition, which cannot be satisfied unless the Rights are redeemed or the Rights Agreement has been terminated or rendered inapplicable to the Offer and the Second-Step Merger prior to the expiration of the Offer. The Offer to Purchase contains (and the Supplement will contain) a complete description of all of the conditions to the Offer.
      If elected, and subject to their fiduciary duties under Delaware law, the Nominees would have the power to take those steps necessary to permit the stockholders of the Company to accept the Offer, including approving the Offer and the Second Step Merger for purposes of Section 203 of the DGCL, terminating or rendering inapplicable the Rights Agreement to the Offer and the Second-Step Merger and causing the Company to enter into a definitive merger agreement with ATS or another subsidiary of Woodside. ATS expects that its Nominees, if elected to serve as directors of the Company, would in their independent judgment and good faith, and subject to their fiduciary duties under Delaware law, support the Offer and the Second-Step Merger, take actions necessary to satisfy the Section 203 Condition, the Rights Condition and any of the other conditions to the Offer set forth in the Offer to Purchase which may be influenced by the Board and seek or grant other consents or approvals as may be desirable or necessary to expedite the prompt consummation of the Offer and the Second-Step Merger. Election of our Nominees to the Board will satisfy the Second-Step Merger Condition. Following their election to the Board, we expect that our Nominees will take such appropriate action under Delaware law and the Company’s bylaws to reduce the size of the Board to five members. Election of our Nominees will signal that a majority of the Company’s stockholders favor the Board taking such actions that it may deem necessary or advisable to facilitate the consummation of the Offer and the Second-Step Merger and that such stockholders consider our $23.00 all-cash tender offer (and the Second-Step Merger) to be in their best interests.
      If a sufficient number of consents are received with respect to Proposal 1 to remove each of the current directors of the Company but a sufficient number of consents are not received with respect to Proposal 2 to elect any of the Nominees as directors of the Company, then each of the current directors will be removed from the Board but the Nominees will not become directors. Section 141(b) of the DGCL provides that “[e]ach director shall hold office until such director’s successor is elected and qualified or until such director’s earlier resignation or removal.” Additionally, Section 223(a) of the DGCL provides that “[i]f at any time, by reason of death or resignation or other cause, a corporation should have no directors in office, then any officer or any stockholder or an executor, administrator, trustee or guardian of a stockholder, or other fiduciary entrusted with like responsibility for the person or estate of a stockholder, may call a special meeting of stockholders in accordance with the certificate of incorporation or the bylaws, or may apply to the

Court of Chancery for a decree summarily ordering an election as provided in §211 of [the DGCL].” ATS cannot predict all consequences that could result if stockholders were to adopt Proposal 1 and reject Proposal 2. Therefore, ATS strongly recommends that stockholders “CONSENT” to each of Proposal 1 and Proposal 2.
How does your consent affect our tender offer?
      Even if the stockholders elect our Nominees to the Board, ATS does not intend to purchase Shares tendered unless the conditions to the Offer are either satisfied or waived. ATS expects that the Nominees, if elected to serve as directors of the Company, would in their independent judgment and good faith, and subject to their fiduciary duties under Delaware law, take such actions as may be required to expedite the prompt consummation of the Offer and the Second-Step Merger, including causing the Rights Agreement to be terminated or rendered inapplicable to the Offer and the Second-Step Merger. Following their election to the Board, we expect that our Nominees will take such appropriate action under Delaware law and the Company’s bylaws to reduce the size of the Board to five members. If the current members of the Board are not removed and our Nominees are not elected to the Board, then there is no guarantee that certain of the conditions described above, such as the Section 203 Condition, the Second-Step Merger Condition and the Rights Condition, could ever be satisfied. Furthermore, there can be no assurance that the Nominees will take action that will result in the Offer and the Second-Step Merger being consummated. We do not intend to waive these conditions.
      There can be no assurance as to the timing or satisfaction of the conditions to the Offer. While certain conditions to the Offer are within the control of the Board, certain other conditions, such as the termination or expiration of any applicable waiting periods under applicable regulatory approvals (other than under the HSR Act), which waiting period has expired) and the willingness of stockholders to tender their Shares pursuant to the Offer, are not within the Board’s control. However, absent the Board (x) failing to take steps to approve the Offer and Second-Step Merger or (y) taking steps to create additional impediments or to implement or maintain various takeover defenses in response to the Offer, ATS believes that there is no reason why the Offer and Second-Step Merger could not be consummated on a reasonably prompt basis.
      In the event that the consent solicitation has not been substantially successfully completed by November 17, 2006 and/or the conditions to the Offer are not otherwise satisfied by that time, we intend to let our Offer expire without purchasing any Shares in the Offer. In such case, we also intend to stop soliciting consents for our Proposals. Under such circumstances, ATS may in its discretion determine either to continue to hold the Shares it currently owns, purchase additional Shares in the public market or through privately negotiated purchases or dispose of any or all Shares that it currently holds or later acquires.
If you consent to our Proposals, are you agreeing to tender your Shares in the Offer?
      No. Delivery of your written consent to our Proposals does not obligate you to tender your Shares in the Offer. Although ATS believes that the election of our Nominees to the Board is an important step toward prompt consummation of the Offer and the Second-Step Merger, we are not asking the Company’s stockholders to tender their Shares by means of this consent solicitation.
Who are the Nominees?
      We are proposing that, if our Proposal to remove the current directors is successful, Walter R. Arnheim, Terry G. Dallas, Robert B. Holland, III, David R. Martin and J. Kenneth Thompson fill the resulting vacancies on the Board. We may modify the number and/or identity of our Nominees if we deem such modification advisable in light of the Company’s actions. The Nominees are independent within the meaning of the New York Stock Exchange listing standards and, except as described herein, are not currently affiliated with ATS, Woodside or any other subsidiary of Woodside, or with the Company or any subsidiary of the Company. Mr. Martin was, until March 2006, the General Counsel of Woodside. Based upon the business experience of each of the Nominees, ATS believes that the Nominees are highly qualified individuals who we expect would fully discharge the fiduciary obligations they would owe to the Company and its stockholders under Delaware law. The principal occupation and business experience of each Nominee and other information about each of the Nominees is set forth in this consent statement under the section entitled “ADDITIONAL INFORMATION REGARDING THE PROPOSALS — PROPOSAL 2: ELECTION OF NOMINEES,” which we urge you to read.
Who is eligible to grant written consent in favor of the Proposals?
      Holders of record of the Shares as of the close of business on the Record Date (i.e., October 17, 2006) are entitled to provide their written consent in favor of the Proposals.
How many consents must be received in order to take the proposed actions?
      Consents representing a majority of all Shares as of the close of business on the Record Date entitled to be voted at a meeting of stockholders were the Proposals to be considered at such a meeting (i.e., a majority of the issued and outstanding Shares) are required in order to implement the Proposals.
What is the deadline for submitting written consents?
      Under Section 228(c) of the DGCL, no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered, written consents signed by a sufficient number of holders or members to take action are delivered to the corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders or members are recorded. Section 2.9 of the Company’s bylaws provides that no written consent shall be effective to take the corporate action referred to therein unless, within 60 days after the earliest dated written consent received, a valid written consent or valid written consents signed by a sufficient number of stockholders to take such action are delivered to the Company and not revoked. ATS intends to deliver a written consent representing 1,719,000 Shares to the Company.
      ATS does not intend to extend its Offer past November 17, 2006 unless either the consent solicitation is substantially successfully completed or the conditions to the Offer have been otherwise satisfied by this time.
What should you do to support our Proposals?
      If your Shares are registered in your own name, please sign, date and return the enclosed GOLD consent card to ATS, care of Innisfree M&A Incorporated, in the postage-paid envelope provided.
      If your Shares are held in the name of a broker, dealer, commercial bank, trust company or other nominee, only it can execute a GOLD consent card with respect to your Shares and only upon receipt of your specific instructions. Accordingly, it is critical that you promptly contact the person responsible for your account and give instructions to promptly mark, sign, date and return the enclosed GOLD consent card in favor of the Proposals. We urge you to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to ATS, care of Innisfree M&A Incorporated, so that we will be aware of all instructions given and can attempt to ensure that those instructions are followed.
Whom should you call if you have any questions about the solicitation?
      Please call our consent solicitor, Innisfree, toll free at (877) 456-3427 (banks and brokers call collect at (212) 750-5833).

THE PROPOSALS
      ATS is seeking written stockholder consents, without a stockholder meeting, to the Proposals, which propose that the Company’s stockholders take the following actions:

1. Remove all eleven existing members of the Board (and any person(s) (other than those elected by this consent solicitation) elected or designated by any of such directors to fill any vacancy or newly created directorship); and

2. Elect the Nominees as the directors of the Company (or if any such Nominee is unable or unwilling to serve on the Board, any other person designated as a nominee by ATS).
REASONS TO CONSENT TO THE PROPOSALS

•	Consenting to the Proposals will increase the likelihood the Offer will be consummated.

•	For the reasons set forth below, the Offer provides a premium to stockholders based upon the closing price of Shares prior to the commencement of the Offer.

•	The Offer provides you an opportunity to realize an immediate premium for your Shares (based upon the closing price of the Shares prior to the commencement of our Offer). In fact, the Offer at $23.00 per Share represents a 28% premium over the average closing price of the Company’s Shares for the 30 calendar days preceding August 25, 2006 (the last market close prior to the announcement of the Offer).

•	Consenting to the Proposals will create a new Board which we believe will take steps to help satisfy the conditions to the Offer.

•	By electing the Nominees, you will be electing a slate of directors who have agreed to act in your best interests, including by considering the Offer and the Second-Step Merger.

•	ATS expects that our Nominees, if elected to serve as directors of the Company, would in their independent judgment and good faith, and subject to their fiduciary duties under Delaware law, support the Offer and the Second-Step Merger, and take those steps necessary to satisfy the Section 203 Condition, the Rights Condition and any of the other conditions to the Offer set forth in the Offer to Purchase which may be influenced by the Board and seek or grant other consents or approvals as may be desirable or necessary to expedite the prompt consummation of the Offer and the Second-Step Merger. Election of our Nominees to the Board will satisfy the Second-Step Merger Condition.

•	Election of our Nominees will signal that a majority of the Company’s stockholders favor the Board taking such actions that it may deem necessary or advisable to facilitate the consummation of the Offer and the Second-Step Merger and that such stockholders consider our $23.00 all-cash tender offer (and the Second-Step Merger) to be in their best interests.

•	ATS does not intend to extend its Offer past November 17, 2006 unless either the consent solicitation is substantially successfully completed or the conditions to the Offer have been otherwise satisfied by this time.

•	The current Board does not support our Offer and has instead taken steps which have cost or will cost the Company money and which impact shareholder value.

•	As of the date of this consent statement, except for terminating the Stone Merger Agreement, the Board had not taken any action to facilitate the satisfaction of any of the conditions set forth in the Offer to Purchase, including the Section 203 Condition, the Rights Condition and the Second-Step Merger Condition.

•	By paying a $43.5 million termination fee to Plains on behalf of Stone and an additional $8 million termination fee to Stone in connection with the termination of the Stone Merger

Agreement, the current Board has paid $51.5 million of the Company’s money in termination fees alone on a proposed transaction which, after supporting since July 2006, the Board has now decided is not in the best interests of the Company’s stockholders.

•	The Company announced in its Form 8-K filed with the Commission on September 13, 2006 that it had entered into amendments to the Company’s change of control severance agreements with Richard Bachmann, Phillip Gobe, John Peper and Timothy Woodall and amendments to the change of control severance plan for 13 officers and key employees, including two of the Company’s executive officers. The effect of these agreements will be to entitle these individuals to severance benefits in the event that ATS or any other third party (such as any potential suitor for the Company) acquires the Company and any such individual is thereafter terminated other than for “cause” or if any such individual terminates his or her employment for “good reason.” The Board cannot take back these severance benefits and has not disclosed to stockholders the aggregate cost to the Company (and therefore to any acquiror of the Company) if these benefits were required to be paid out to the Company’s officers and key employees.

•	The Company opposed our efforts to obtain an expedited trial regarding our claims regarding the termination fees and we believe that this opposition a was significant factor in the Delaware court’s determination not to conduct expedited hearings; this determination led us to conclude that, within the time frame of our Offer, there were no circumstances under which the contingent price increases described in the Offer to Purchase could reasonably be expected to be paid to stockholders.

•	ATS believes that ATS’S ACTIONS — and not the Board’s — have produced the recent results that have benefited the Company’s stockholders.

•	Since August 28, 2006, when ATS instituted litigation in the Delaware Court of Chancery challenging the Company’s bylaws, the Stone Merger Agreement and termination fees payable under the Stone Merger Agreement, the Company has (1) amended an invalid bylaw provision relating to the required threshold for stockholder action by written consent, (2) benefited from a ruling that Section 6.2(e) of the now terminated Stone Merger Agreement did not restrict the Company from communicating with third parties making unsolicited acquisition proposals for the Company and (3) obtained from Stone an agreement to reduce the additional $25.6 million termination fee in the Stone Merger Agreement to $8 million. ATS believes that these events would not have occurred absent its litigation.

•	Although the Board has now indicated that pursuing strategic alternatives for the Company is in the best interests of the Company’s stockholders, we do not believe that the Board’s actions since July (e.g., entering into and, until recently, supporting the Stone Merger Agreement, adopting the Rights Agreement, instituting change of control severance agreements with members of the Company’s management, paying termination related fees of $51.5 million in connection with its agreement to terminate the Stone Merger Agreement and contesting our termination fee litigation) present a strong track record of acting in the best interests of the Company’s stockholders.

•	Consenting to the Proposals allows each stockholder to show support for the Offer and send a clear message to the existing Board.
ADDITIONAL INFORMATION REGARDING THE PROPOSALS
PROPOSAL 1: REMOVAL OF DIRECTORS.
      The Proposals include the removal of all eleven existing directors of the Company (and any person(s) (other than those elected by this consent solicitation) elected or designated by any of such directors to fill any vacancy or newly created directorship at the time the action proposed to be taken by this consent procedure becomes effective). The Company’s current directors are: Richard A. Bachmann, John C. Bumgarner, Jr., Jerry D. Carlisle, Harold D. Carter, Enoch L. Dawkins, Dr. Norman C. Francis, Robert D. Gershen, Phillip A. Gobe, William R. Herrin, Jr., William O. Hiltz and John G. Phillips.

      Pursuant to Section 3.13 of the Company’s amended bylaws, any director or the entire Board may be removed, with or without cause at any time by holders of a majority of the Shares then entitled to vote at an election of directors. However, the Company’s amended bylaws also provide that consents representing a majority of all the Shares as of the close of business on the Record Date entitled to be voted at a meeting of stockholders on the Proposals (i.e., a majority of the issued and outstanding Shares) are required in order to implement Proposal 1.
PROPOSAL 2: ELECTION OF NOMINEES.
      The Proposals include the election as directors of the Nominees named in the table below, each of whom has consented to being proposed as a Nominee and to serve as a director, if elected, until the next annual meeting of stockholders and/or until his or her successor has been elected and qualified. The Nominees are independent within the meaning of the New York Stock Exchange listing standards and, except as described herein, are not currently affiliated with ATS, Woodside or any other subsidiary of Woodside, or with the Company or any subsidiary of the Company. Mr. Martin was, until March 2006, the General Counsel of Woodside. ATS reserves the right to nominate or substitute additional persons if the Company makes or announces any changes to its bylaws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying any or all of the Nominees.
      Directors of the Company are elected by a plurality of the votes of the Shares present in person or represented by proxy and entitled to vote at an annual meeting. Pursuant to the Company’s amended bylaws, consents representing a majority of all the Shares as of the close of business on the Record Date entitled to be voted at a meeting of stockholders on the election of directors is required in order to implement Proposal 2.
      In the event that the consent solicitation has not been substantially successfully completed by November 17, 2006 and/or the conditions to the Offer are not otherwise satisfied by that time, we intend to let our Offer expire without purchasing any Shares in the Offer. In such case, we also intend to stop soliciting consents for our Proposals. Under such circumstances, ATS may in its discretion determine either to continue to hold the Shares it currently owns, purchase additional Shares in the public market or through privately negotiated purchases or dispose of any or all Shares that it currently holds or later acquires.
      If a sufficient number of consents are received with respect to Proposal 1 to remove each of the current directors of the Company but a sufficient number of consents are not received with respect to Proposal 2 to elect any of the Nominees as directors of the Company, then each of the current directors will be removed from the Board but the Nominees will not become directors. Section 141(b) of the DGCL provides that “[e]ach director shall hold office until such director’s successor is elected and qualified or until such director’s earlier resignation or removal.” Additionally, Section 223(a) of the DGCL provides that “[i]f at any time, by reason of death or resignation or other cause, a corporation should have no directors in office, then any officer or any stockholder or an executor, administrator, trustee or guardian of a stockholder, or other fiduciary entrusted with like responsibility for the person or estate of a stockholder, may call a special meeting of stockholders in accordance with the certificate of incorporation or the bylaws, or may apply to the Court of Chancery for a decree summarily ordering an election as provided in §211 of [the DGCL].” ATS cannot predict all consequences that could result if stockholders were to adopt Proposal 1 and reject Proposal 2. Therefore, ATS strongly recommends that stockholders “CONSENT” to each of Proposal 1 and Proposal 2.

      The Nominees have furnished the following information regarding their principal occupations and certain other matters:

Name, Business		Principal Occupation or Employment During
(or Residence) Address	Age	the Last Five Years and Other Directorships

Walter R. Arnheim	61	Since February of 2006, Mr. Arnheim has been a Director of Magellan Midstream Holdings, a pipeline transportation and refined products terminalling company. Prior to that, Mr. Arnheim was a Director of Spinnaker Exploration, an oil and gas exploration company, from 2004 to 2005. Mr. Arnheim has provided consulting services on an independent basis since 2002. Mr. Arnheim was a Director of the Washington National Opera from 2000 to 2002. From 1968 to January 2000, Mr. Arnheim was with Mobil Corporation where he held a variety of positions, including Vice President of Planning and Treasurer.
Terry G. Dallas	55	Mr. Dallas currently serves as a director of Mirant Corporation, an international energy company, a position he has held since 2006. From 2000 to 2005, Mr. Dallas was CFO of Unocal Corp., an oil and gas exploration company and, prior to that, Mr. Dallas held various executive finance positions at Atlantic Richfield Corporation, an oil and gas company.
Robert B. Holland, III	54	Mr. Holland is a director (and chairman of the audit committee) of Max Petroleum, plc, an oil exploration company, and a partner in Hidroelectrico Santo Domingo, a joint venture formed to construct hydro power projects in Guatemala, all positions he has held since 2006. In 2001, Mr. Holland was appointed Alternate Executive Director of the World Bank by President George W. Bush and confirmed by the Senate. In this regard, Mr. Holland served as Alternative Executive Director from 2001 to January 2005, Acting Executive Director from January 2005 to September 2005 and Executive Director from September 2005 to 2006. From 1999 to 2001, Mr. Holland was the managing partner of Texas Limited, a strategic consulting firm. Prior to that, Mr. Holland served as General Counsel, COO and CEO of Triton Energy Ltd., an oil and gas exploration company, from 1993 to 1999.
David R. Martin	45	Mr. Martin has been a director of Little World Beverages Ltd. since March 2006. Prior to that, Mr. Martin was General Counsel of Woodside from 2003 to 2006, Secretary of Woodside from 2004 to 2006 and a Senior Lawyer at Woodside from 2001 to 2003. Prior to joining Woodside, Mr. Martin spent 12 years working in London, Singapore and Hong Kong, including nine years as a partner in an international law firm.
J. Kenneth Thompson	54	Mr. Thompson is President and CEO of Pacific Star Energy LLC, a private energy investment company in Alaska, a position he has held since 2000, and Managing Director of Alaska Venture Capital Group, an oil exploration firm partially owned by Pacific Star Energy LLC, a position he has held since 2004. Mr. Thompson served as Executive Vice President of ARCO’s Asia Pacific oil and gas operating companies in Alaska, California, Indonesia, China and Singapore from 1998 to 2000 and, prior to that, he was President of ARCO Alaska, Inc., the parent company’s oil and gas producing division based in Anchorage. Mr. Thompson currently serves as a director of Alaska Air Group, Inc., the holding company for Alaska Airlines and Horizon Air, Seattle-based carriers, a position he has held since 1999 and director (and member of the audit committee and chair of the compensation committee) of Coeur d’Alene Mines Corporation, a silver and gold producer, a position he has held since 2002.

      Each of the Nominees has consented, if elected, to serve as a director of the Company and to be named in this consent statement and in other soliciting materials as a Nominee. Although ATS has no reason to believe that any of the Nominees would be unable or unwilling to serve as directors, if any of the Nominees is not available for election, the GOLD consent card will be voted for the election of such other nominee or nominees as may be designated by ATS.
COMPENSATION OF DIRECTORS OF THE COMPANY
      ATS has agreed to pay each Nominee a fee of $40,000 for agreeing to serve as a Nominee; additional fees may be paid, as appropriate and agreed upon, for any additional services rendered. The Nominees will also be entitled to reimbursement of their reasonable and documented out-of-pocket expenses directly related to acting as a Nominee in connection with this consent solicitation. Furthermore, it is anticipated that each Nominee, upon election, will receive a director’s fee, consistent with the Company’s past practice, for services as a director of the Company. ATS does not currently anticipate that the Nominees will continue to serve as directors of the Company following the Second-Step Merger, at which time (should the Second-Step Merger occur) the Company will become a wholly-owned subsidiary of Woodside.
      ATS has agreed to indemnify each Nominee, to the fullest extent permitted by the DGCL and other applicable law, against, and to hold each Nominee harmless from, any and all liabilities, losses, claims, damages, suits, actions, judgments and reasonable costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) incurred by each Nominee in connection with the investigation, preparation or defense of any litigation (commenced or threatened), any civil, criminal, administrative or arbitration action, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation asserted against, resulting, imposed upon, or incurred or suffered by each Nominee, directly or indirectly, based upon, arising out of or relating to the Nominees’ agreement to be a director nominee pursuant to this consent solicitation (including in the Nominees’ acting as a director of the Company); provided, however, that ATS will not be liable in any such case to the extent that any such Losses arise out of any inaccurate written information supplied by the Nominees for inclusion in any filings made with any federal or state governmental agency, including any consent solicitation materials (including this consent statement), or is found in a final judgment by a court, not subject to further appeal, to have resulted from bad faith, gross negligence or willful misconduct on the Nominees’ part. Woodside has agreed to guaranty the indemnification obligations of ATS under each indemnification agreement. In addition, in the event the Nominees are elected to serve as directors, ATS has agreed to use all reasonable endeavors to put in place directors’ and officers’ liability insurance to cover the Nominees against Losses arising out of their performance of the role of directors, subject to customary qualifications and exemptions, to the extent the Company does not have such policies in place.
      According to information set forth on page 16 of the Company’s Proxy Statement for its 2006 Annual Meeting of Stockholders filed with the Commission on April 4, 2006, non-employee directors of the Company receive an annual retainer of $30,000, meeting fees of $2,000 for each Board meeting attended and $1,500 for each committee meeting attended (even if held on the same date as a Board meeting). The Chairman of the Audit Committee receives an additional $15,000 per year, each other Audit Committee member receives an additional $5,000 per year and the Chairman of each of the Compensation Committee and the Nominating & Governance Committee receives an additional $10,000 per year. Meeting fees are paid in cash. Retainer fees are paid in shares of Common Stock (valued at fair market value); provided that a director may elect to receive up to 50% of such retainer fees in cash. Directors may defer all or a portion of their retainer and meeting fees. Directors are also reimbursed for their reasonable expenses in connection with attending Board meetings and other Company events. The Company’s Amended and Restated 2000 Stock Incentive Plan for Non-Employee Directors provides for grants of stock options and restricted share units to members of the Board who are not employees of the Company or any subsidiary. The size of any grants of stock options and restricted share units to non-employee directors, including to new directors, is determined annually, based on the analysis of an independent compensation consultant. All stock options granted under the plan have a per share exercise price equal to the fair market value of a share of Common Stock on the date of grant (as determined by the committee appointed to administer the plan). Stock options and restricted share units become 100% vested on the first anniversary of the date of grant provided the eligible director continues as a director of the Company throughout that one-year period. Prior to the first anniversary of the date of grant, an eligible director shall be vested in the pro rata number of options or restricted share units based on the number of days during that year that the eligible director served. Stock options expire on the earlier of (i) ten years from the date of grant or (ii) 36 months after the optionee ceases to be a director for any reason.
      Other than as described herein, ATS is not aware of any other arrangements pursuant to which non-employee directors of the Company were to be compensated for services as a director during the Company’s last fiscal year.
      All information regarding the Company’s historical director compensation and benefits arrangements set forth in this consent statement is derived solely from the Company’s public filings. ATS has relied upon the accuracy of such information and has not made any independent attempt to verify the accuracy of such information.
PURPOSE OF THE PROPOSALS
      The purpose of the Proposals is to remove the current directors of the Company (and any person(s) (other than those elected by this consent solicitation) elected or designated by any of such directors to fill any vacancy or newly created directorship) and to elect the Nominees to the Board, thereby facilitating the consummation of the Offer and the Second-Step Merger. ATS also seeks to prevent the current directors of the Company from creating additional obstacles to the consummation of the Offer and the Second-Step Merger.
      If elected, and subject to their fiduciary duties under Delaware law, the Nominees would have the power to take certain steps necessary to facilitate the consummation of the Offer and the Second-Step Merger. ATS expects that the Nominees will (and each of the Nominees have indicated to ATS that they intend to), if elected, and subject in all cases to their fiduciary duties under Delaware law, resolve to:

•	cause the Section 203 Condition to be satisfied;

•	terminate the Rights Agreement or redeem the Rights, or otherwise act to satisfy the Rights Condition;

•	cause the Company to enter into a definitive merger agreement with ATS or another subsidiary of Woodside;

•	take such other actions are may be necessary to satisfy any of the other conditions to the Offer set forth in the Offer to Purchase which may be influenced by the Board and seek or grant other consents or approvals as may be desirable or necessary to expedite the prompt consummation of the Offer and the Second-Step Merger; and

•	take such appropriate action under Delaware law and the Company’s amended bylaws to reduce the size of the Board to five members.
      Election of our Nominees will signal that a majority of the Company’s stockholders favor the Board taking such actions that it may deem necessary or advisable to facilitate the consummation of the Offer and the Second-Step Merger and that such stockholders consider our $23.00 all-cash tender offer (and the Second-Step Merger) to be in their best interests.
      If elected, the Nominees will be responsible for managing the business and affairs of the Company. Each director of the Company has an obligation under the DGCL to discharge his duties as a director on an informed basis, in good faith, with the care an ordinarily careful and prudent person in a like position would exercise under similar circumstances and in a manner the director honestly believes to be in the best interests of the Company and the stockholders. In this regard, circumstances may arise in which the interests of ATS and its affiliates, on the one hand, and the interests of other stockholders of the Company, on the other hand, may differ. In any such case, ATS expects the Nominees to discharge fully their obligations to the Company and its stockholders under Delaware law. There can be no assurance that the Nominees will take action that will result in the Offer and the Second-Step Merger being consummated. Conversely, even if our Proposals are rejected, the current Board could take action to facilitate the Offer and the Second-Step Merger; however, it has to date made no efforts to do so.

      In the event that the consent solicitation has not been substantially successfully completed by November 17, 2006 and/or the conditions to the Offer are not otherwise satisfied by that time, we intend to let our Offer expire without purchasing any Shares in the Offer. In such case, we also intend to stop soliciting consents for our Proposals. Under such circumstances, ATS may in its discretion determine either to continue to hold the Shares it currently owns, purchase additional Shares in the public market or through privately negotiated purchases or dispose of any or all Shares that it currently holds or later acquires.
      If a sufficient number of consents are received with respect to Proposal 1 to remove each of the current directors of the Company but a sufficient number of consents are not received with respect to Proposal 2 to elect any of the Nominees as directors of the Company, then each of the current directors will be removed from the Board but the Nominees will not become directors. Section 141(b) of the DGCL provides that “[e]ach director shall hold office until such director’s successor is elected and qualified or until such director’s earlier resignation or removal.” Additionally, Section 223(a) of the DGCL provides that “[i]f at any time, by reason of death or resignation or other cause, a corporation should have no directors in office, then any officer or any stockholder or an executor, administrator, trustee or guardian of a stockholder, or other fiduciary entrusted with like responsibility for the person or estate of a stockholder, may call a special meeting of stockholders in accordance with the certificate of incorporation or the bylaws, or may apply to the Court of Chancery for a decree summarily ordering an election as provided in §211 of [the DGCL].” ATS cannot predict all consequences that could result if stockholders were to adopt Proposal 1 and reject Proposal 2. Therefore, ATS strongly recommends that stockholders “CONSENT” to each of Proposal 1 and Proposal 2.
ADDITIONAL INFORMATION CONCERNING THE NOMINEES
      The Nominees have also furnished additional information located in Schedule I of this consent statement as required by the Commission.
BACKGROUND OF THE SOLICITATION
      The Company Form S-4 filed with the Commission on July 21, 2006 (the “Company Form S-4”), as amended by Amendment No. 1 to the Company Form S-4 filed with the Commission on August 29, 2006 (the “S-4 Amendment”), provides a summary of the events leading to the Company entering into the Stone Merger Agreement under the heading “THE MERGER” and the subheading “Background of the Merger.”
      On August 28, 2006, Don Voelte, the chief executive officer of Woodside placed a telephone call to Richard A. Bachmann, the chief executive officer of the Company. During this call, Mr. Voelte indicated that ATS intended to make an offer for the Company at a price of $23.00 per Share in cash, subject to the Company’s stockholders voting against the announced merger with Stone. Mr. Voelte stated that he also believed that under the terms of the Stone Merger Agreement, the Company would not be able to deal with ATS while this agreement was in force. Mr. Bachmann confirmed that Mr. Voelte was correct in his belief. Mr. Voelte also indicated that ATS would file litigation seeking to invalidate both the $25.6 million termination fee and the $43.5 million payment previously made by the Company on behalf of Stone, and that if both these amounts were invalidated and/or repaid ATS intended to increase its Offer to $24.00 per Share in cash. Mr. Bachmann did not make any further inquiry of Mr. Voelte. At the end of the discussion, Mr. Voelte gave Mr. Bachmann his contact information.
      Immediately following this telephone call, ATS filed the claims described below under “CERTAIN LITIGATION” against the Company and Stone in the Delaware Court of Chancery and issued a press release announcing its proposal and stating its intention to commence an all-cash tender offer at a price of $23.00 per Share subject to increase under certain circumstances depending on the resolution of the Delaware litigation.
      On the afternoon of August 28, 2006, the Company issued a press release requesting that stockholders of the Company take no action with respect to ATS’s proposal at such time. The release stated that the Company’s Board would meet to review and discuss ATS’s proposal and would advise stockholders of the Company’s position “in due course.” On August 29, 2006, the Company filed the S-4 Amendment to include disclosure regarding the Offer. The S-4 Amendment also revised the Company’s disclosure regarding the ability of its stockholders to act by written consent by deleting reference to a provision in its bylaws that purportedly requires approval of 85% of the Shares outstanding in order for stockholders to act by written consent. Also on August 29, 2006, the Company sent a letter to its employees advising them of the current status of the Offer.
      On August 31, 2006, ATS commenced its Offer by filing a Schedule TO with the Commission including the Offer to Purchase and the accompanying Letter of Transmittal as exhibits. Also on August 31, 2006, ATS issued a press release announcing the commencement of the Offer and placed a summary advertisement relating to the Offer in the Wall Street Journal.
      In the Offer to Purchase, ATS stated its concern that the terms of the Stone Merger Agreement could be interpreted to prohibit the Company from negotiating a transaction with, or providing confidential information to, ATS. On September 7, 2006, the Company filed an action against Stone in the Delaware Court of Chancery seeking a declaratory judgment to clarify that the Stone Merger Agreement does not prohibit the Company from taking certain actions such as negotiating a transaction with, or providing confidential information to, a third party. In its complaint, the Company indicated that Stone believed that the Stone Merger Agreement prohibits the Company from taking such actions.
      On September 8, 2006, ATS filed a preliminary proxy statement with the Commission to solicit proxies, to be used at a special meeting with respect to the Stone Merger Agreement, from the Company’s stockholders to vote “AGAINST” (i) the proposal to approve the issuance of shares of the Company’s common stock to stockholders of Stone in connection with the Stone Merger Agreement and (ii) two other proposals proposed by the Company in connection therewith.
      On September 11, 2006, ATS filed its Premerger Notification statement under the HSR Act with the Federal Trade Commission and the Antitrust Division of the Department of Justice.
      According to the Company’s Current Report on Form 8-K filed with the Commission on September 14, 2006:

•	On September 13, 2006, the Company entered into indemnity agreements (collectively, the “Indemnity Agreements”) with each of its directors, executive officers and one other employee. The Indemnity Agreements provide such individuals with, among other things, certain indemnification and advancement rights in third-party proceedings, proceedings by or in the right of the corporation, proceedings in which the indemnitee is wholly or partly successful, and for an indemnitee’s expenses incurred as a witness in a proceeding by reason of his or her corporate status.

•	On September 13, 2006, the Company entered into amendments to the Company’s change of control severance agreements with Richard Bachmann, Phillip Gobe, John Peper and Timothy Woodall (collectively, the “Severance Agreements”) and amendments to the change of control severance plan (the “Severance Plan”) for 13 officers and key employees, including two of the Company’s executive officers, Messrs. Dykes and Ottosan. The amendments to the Severance Agreements and the Severance Plan (collectively, the “Severance Program”) include: (i) in the case of a participant who becomes entitled to severance benefits, if the participant has not, by the time of his or her termination of employment, received a bonus for the calendar year before the calendar year of termination of employment, the participant will receive a bonus for that year in an amount equal to his or her target bonus opportunity for that year, (ii) in determining a participant’s average annual bonus for purposes of the bonus component of the severance benefit, the bonus for a partial year of employment is disregarded, (iii) the multiple applied in determining the severance payment may not be changed on or after a change of control and (iv) provisions to comply with new federal income tax rules relating to nonqualified deferred compensation. In the case of the Severance Plan (but not the Severance Agreements), the Board also approved an amendment making it a “good reason” basis for termination of employment if the participant is required to relocate to an office which is more than 35 miles in driving distance from the office at which the participant is employed immediately before the change of control.

•	On September 13, 2006, the Company adopted changes to Sections 2.5 and 2.9 of its bylaws. The revised Section 2.5 grants authority to the presiding officer of a stockholder meeting to adjourn the stockholder meeting and allows for the adjournment of a stockholder meeting with or without a quorum. The revised Section 2.9 eliminated the 85% super-majority voting requirement for stockholder action by written consent and sets forth (i) the process by which the record date should be established for an action by written consent, (ii) the requirements for valid consents, and (iii) the process for independent inspectors to certify the validity of any action by written consent.

•	On September 13, 2006, the Company adopted a new severance plan, called the Energy Partners, Ltd. Employee Change of Control Severance Plan (the “New Severance Plan”), covering full-time employees of the Company not covered by the existing Severance Program. The New Severance Plan provides that, in the event of certain terminations of employment by the Company without “cause” or by the participant for “good reason” within two years after a change of control (which would include the consummation of the Offer), the participant would be entitled to receive (i) a lump sum severance benefit equal to 3 weeks of base pay for each year of service or fraction thereof as a full-time employee of the Company or Hall-Houston Oil Company (which was acquired by the Company in 2002) and 3 weeks of base pay for each $10,000 or fraction thereof of annual base salary and scheduled overtime pay (subject to a maximum of 52 weeks of base pay and a minimum of 16 weeks of base pay), (ii) a pro rata bonus for the calendar year of termination of employment equal to the pro rata portion of the greater of the participant’s average annual bonus for the prior three full calendar years of employment (or lesser number of prior full calendar years of employment) and the participant’s target bonus opportunity for the calendar year of termination of employment, (iii) if the participant has not yet received a bonus for the calendar year before the calendar year of termination of employment, a bonus for such year equal to target bonus opportunity for such year, (iv) continuation of medical, dental and life insurance benefits for 12 months provided the participant pays the same portion of the required premium, and provided, further, that such coverage would cease if the participant obtains new employment providing benefits of the same type, and (v) reasonable outplacement services.

•	On September 14, 2006, the Company entered into the Rights Agreement.

•	On September 14, 2006, the Company announced that its Board had rejected the Offer as inadequate and recommended that its stockholders not tender their Shares into the Offer (as described below).
      On September 14, 2006, the Company filed a Solicitation/ Recommendation Statement on Schedule 14D-9 with the Commission (the “Schedule 14D-9”). According to the Schedule 14D-9, the Board, after a review of the Offer with its financial and legal advisors, unanimously determined (with Mr. Hiltz abstaining) that the Offer is inadequate and not in the best interests of the Company’s stockholders (other than Woodside and its affiliates), and accordingly the Board recommended that the Company’s stockholders reject the Offer and not tender their Shares pursuant to the Offer.
      On September 18, 2006, ATS issued a press release expressing, among other things, its disappointment with the Board’s recommendation against the Offer.
      On September 27, 2006, ATS delivered a letter to the Company, in accordance with the Company’s amended bylaws, requesting that the Company set a record duly to determine the stockholders entitled to consent in connection with this consent solicitation.
      On September 28, 2006, ATS announced that it had extended the expiration date of the Offer to 11:59 p.m., New York City time on Friday, October 20, 2006, unless further extended and that the waiting period under the HSR Act with respect to the Offer and the Second-Step Merger had expired.
      On September 28, 2006, the Company issued a press release that reiterated that the Board had rejected the Offer as inadequate.
      On October 6, 2006, ATS filed an amendment to its preliminary proxy statement regarding the Company’s special meeting of shareholders with the Commission.

      Also on October 6, 2006, Mark Chatterji, President of ATS, sent a letter to Richard Bachmann indicating ATS’s willingness to discuss the Offer with the Company and to review any information that the Company believed could convince ATS to increase the per Share price of the Offer.
      On October 9, 2006, John Peper, Executive Vice President and General Counsel of the Company, sent a letter to Mr. Chatterji, indicating that the Board still considered our Offer inadequate and characterized ATS’s October 6, 2006 letter as a “publicity ploy.”
      On October 13, 2006, the Company filed a Form 8-K with the Commission reporting the following events:

•	On October 12, 2006, the Company announced that it had entered into an agreement with Stone to terminate the Stone Merger Agreement.

•	Pursuant to the agreement, dated as of October 11, 2006, among the Company, EPL Acquisition Corp. LLC and Stone (the “Termination Agreement”), the Company and Stone terminated the Stone Merger Agreement and released each other from all claims, including but not limited to all claims under the Stone Merger Agreement, with limited exceptions. The Company paid Stone an $8 million termination payment in connection with the Termination Agreement.

•	In connection with the termination of the Stone Merger Agreement, the Company determined that certain costs that it incurred and paid in the second and third fiscal quarters of 2006 in connection with the proposed merger with Stone, and capitalized as an asset pending the closing of the merger, will be expensed during the third quarter of 2006 due to the termination of the Stone Merger Agreement, effective October 11, 2006. As a result, a pre-tax impairment expense of $44.5 million ($28.5 million after-tax) will be expensed and included in General and Administrative expense in the unaudited consolidated statement of operations for the third quarter of 2006 along with other merger related costs incurred during the third quarter.

•	The Company will account the $8.0 million paid to Stone in connection with the termination of the Merger Agreement as a cash expense in the fourth quarter.
      The termination of the Stone Merger Agreement on October 11, 2006 pursuant to the terms of the Termination Agreement satisfied the Stone Energy Merger Condition.
      On October 20, 2006, ATS announced that it had extended the expiration date of the Offer to 11:59 p.m., New York City time on Friday, October 27, 2006.
      Also on October 20, 2006, the Company issued a press release that reiterated that the Board had rejected the Offer as inadequate.
      On October 26, 2006, ATS announced that, as a result of recent rulings by the Delaware Court of Chancery not to have expedited hearings regarding the excessive termination fees paid by the Company to Stone, ATS had filed a notice of dismissal in the Delaware Court of Chancery dismissing the litigation without prejudice. As a result, ATS announced that the Offer remained at $23.00 per Share, but no longer included the contingent rights to receive additional cash which were dependent on the outcome of those claims and that it had extended the expiration date of the Offer to 11:59 p.m., New York Time on Friday, November 17, 2006.
      Also on October 26, 2006, the Company issued a press release updating stockholders on its strategic alternatives process and reiterating the Board’s prior determination that the Offer was inadequate. The Company also stated its intention to vigorously oppose the consent solicitation and that it was continuing its process of exploring strategic options.
      For additional information on the status of the Delaware litigation, see “CERTAIN LITIGATION” below.
CERTAIN LITIGATION
      Pursuant to the Stone Merger Agreement, the Company agreed to advance a $43.5 million fee (the “Initial Termination Fee”) in respect of the break-up fee Stone owed to Plains, and subsequently paid the

Initial Termination Fee to Plains on the date it entered into the Stone Merger Agreement. Under the Stone Merger Agreement, Stone committed to repay the Initial Termination Fee to the Company in only a few very limited circumstances — e.g., if Stone would materially breach the Stone Merger Agreement, or in certain situations in which Stone’s board of directors or stockholders would take action resulting in the termination of the Stone Merger Agreement.
      In addition, the Company agreed to pay Stone a $25.6 million fee (the “Additional Termination Fee”) if the Company’s Board withdrew or changed its recommendation in favor of the Stone Merger Agreement, or if the Company’s stockholders failed to approve the transactions contemplated by the Stone Merger Agreement (i.e., would not approve the issuance of Shares to Stone stockholders in connection with that merger) in response to a third-party proposal and the Company within twelve months thereafter entered into such a transaction.
      Combined, the provisions in the Stone Merger Agreement concerning the Initial Termination Fee and the Additional Termination Fee amount to $69.1 million. The termination fee is thus worth approximately 10% of the Company’s market capitalization, which was approximately $690,950,987 as of the close of trading on the New York Stock Exchange on June 22, 2006, the date the Company and Stone entered into the Stone Merger Agreement. On October 11, 2006, the Company and Stone terminated the Stone Merger Agreement. Pursuant to the Termination Agreement, the Company and Stone released each other from all claims, including but not limited to all claims under the Stone Merger Agreement, with limited exceptions. The Company also paid Stone an $8 million termination payment in connection with the Termination Agreement (which is in addition to the $43.5 million Initial Termination Fee that the Company paid to Plains on behalf of Stone in connection with Stone’s termination of its prior merger agreement with Plains (which two fees amount to $51.5 million paid by the Company)). The Company’s payment of the $43.5 million Initial Termination Fee therefore is equivalent to a termination fee of $43.5 million. Combined with the Initial Termination Fee, the two termination fees paid by the Company aggregate to $51.5 million.
      On August 28, 2006, ATS commenced litigation in the Delaware Court of Chancery concerning, among other things, the validity of the Initial Termination Fee and the Additional Termination Fee. The Offer originally contained a provision that, in the event that ATS obtained a judgment on the merits resulting in a court order either (i) invalidating the Additional Termination Fee in full (an “ATF Favorable Judgment”), and such judgment had become final and nonappealable (an “ATF Final Favorable Judgment”), or (ii) requiring the repayment by Stone to the Company of the Initial Termination Fee in full (an “ITF Favorable Judgment”), and such judgment had become final and nonappealable (an “ITF Final Favorable Judgment”), then ATS would increase the Offer price by $0.50 per Share to $23.50 per Share. If both an ATF Final Favorable Judgment and an ITF Final Favorable Judgment were received, then the Offer price would have been increased by $1.00 per Share to $24.00 per Share. However, as described below, certain rulings by the Delaware Court of Chancery caused us to withdraw our litigation.
      ATS’s litigation in the Delaware Court of Chancery also included a claim to invalidate a provision of the Company’s bylaws which purported to impose an 85% vote requirement for consent solicitations. On September 7, 2006, ATS filed a motion for summary judgment on this claim, seeking a judgment as a matter of law that Section 2.9 of the Company’s bylaws, which purported to impose a supermajority requirement on stockholder action taken by written consent, was invalid under Section 228 of the DGCL and Delaware case law.
      On September 11, 2006, ATS amended its complaint. ATS added a claim challenging Section 6.2(e) of the Stone Merger Agreement. ATS claimed that, as interpreted by Stone, this “non-impairment” provision was unlawful and invalid under Delaware law because it would prevent the Board from exercising its fiduciary duties under Delaware law by, among other things, informing itself about third-party superior proposals, such as the Offer.
      Also on September 11, 2006, ATS also filed a motion to consolidate its action with an action brought by the Company against Stone in the Delaware Court of Chancery on September 7, 2006, which also challenged Stone’s construction of Section 6.2(e) of the Stone Merger Agreement. The Delaware Court of Chancery scheduled a hearing on these claims for September 22, 2006. With respect to ATS’s other claims, the

Delaware Court of Chancery ordered defendants to respond to ATS’s discovery requests on an expedited basis by September 27, 2006.
      On September 12, the Company’s public stockholders filed an action in the Delaware Court of Chancery. The claims in the stockholder action overlap to a large extent with the claims brought by ATS in its amended complaint, and on September 18, 2006, the court ordered consolidation of the two actions.
      On September 14, 2006, the Company stated in the Schedule 14D-9 that the Board had amended its bylaws to delete the provision that purported to require an 85% supermajority vote for any action to be taken by written consent by the Company’s stockholders. The Company also disclosed its belief that “such action moots [ATS’s] claim relating to the [unlawful bylaw]” and did not submit a brief in opposition to ATS’s motion for summary judgment in accordance with the Court’s briefing schedule. Therefore, it appeared that ATS’s claim for summary judgment on Section 2.9 of the Company’s bylaws was mooted, and the briefing schedule and hearing ordered by the Delaware Court of Chancery were no longer necessary.
      On September 22, 2006, the Delaware Court of Chancery held a hearing on the merits regarding the consolidated claims by ATS and the Company challenging the legality of Section 6.2(e) of the Stone Merger Agreement as construed by Stone.
      On September 26, 2006, the Company moved to dismiss ATS’s claims concerning the legality of the Initial Termination Fee and the Additional Termination Fee provisions in the Stone Merger Agreement. The Company also requested that the court block ATS from taking discovery. In a separate submission, the Company requested that the court deny ATS’s motion for an expedited trial, or, to the extent that ATS’s request is (or has been already) granted, to schedule a preliminary injunction hearing rather than a trial. On September 27, 2006, the Delaware Court of Chancery set a hearing on the Company’s motion to dismiss on October 5, 2006. The court also stated that it will not revisit its past rulings concerning discovery, and declined to grant a stay on discovery.
      On September 27, 2006, the Delaware Court of Chancery issued an oral ruling on the consolidated claims concerning the construction and validity of Section 6.2(e) of the Stone Merger Agreement. A written decision was issued on October 11, 2006. The court found that there was a ripe and justiciable dispute concerning the Company’s ability to explore unsolicited third-party acquisition proposals (as the term “third-party acquisition proposal” is defined in the Stone Merger Agreement), including the Offer. The court granted the declaratory relief requested by ATS in part, holding that Section 6.2(e) of the Stone Merger Agreement does not restrict the Company’s ability to explore, in good faith, unsolicited third-party acquisition proposals, including the Offer, and does not prohibit the Company from communicating, negotiating, or exchanging non-public information with such bidders, including ATS, or from disclosing information concerning unsolicited third-party acquisition proposals, including the Offer, to its shareholders. The court found that the plain language of Section 6.2(e) does not impose any such restrictions on the Company. The court further held that the right to explore unsolicited third-party acquisition proposals is implied in the Board’s right to change or withdraw its recommendation to stockholders regarding approval of Shares in connection with the Stone Merger Agreement in relation to a third-party acquisition proposal, as contemplated in Section 10.1(i) of the Stone Merger Agreement. The court also found support for its construction in the negotiation history between the parties, in particular the lack of any discussion between the Company and Stone concerning the meaning of Section 6.2(e). The court held that in light of its ruling that Section 6.2(e) does not restrict the Company’s ability to explore unsolicited third party acquisition proposals, it did not need to decide whether Section 6.2(e) was per se invalid. The court dismissed, without prejudice, the Company’s claims insofar as the relief sought would go beyond its ability to explore unsolicited third-party acquisition proposals on the basis that no ripe and justiciable dispute existed concerning these claims.
      Also on October 2, 2006, Stone filed a motion to dismiss ATS’s claims against Stone aiding and abetting in the Company’s directors’ breaches of fiduciary duty.
      On October 5, 2006, the Delaware Court of Chancery held a hearing on the Company’s motion to dismiss ATS’s remaining claims and its request to hear the claims in a preliminary injunction hearing rather than a trial. The court reserved judgment as to whether ATS has standing to bring the claims that are still in the litigation. The court also addressed the Company’s request for clarification concerning its earlier oral ruling on Section 6.2(e) of the Stone Merger Agreement. The court indicated that it understood that Stone had no objections against the Company negotiating with offerors of third-party acquisition proposals.
      After the Company and Stone announced on October 12, 2006 that they had agreed to terminate the Stone Merger Agreement, the Delaware Court of Chancery stated that ATS could amend its complaint. On October 16, 2006, ATS filed a Motion for Leave to File a Second Amended Complaint.
      On October 19, 2006, the Delaware Court of Chancery heard further argument from the parties on the request for expedited proceedings sought by ATS and the stockholder plaintiffs. The Court issued an oral ruling after the argument, denying the plaintiffs’ request to set an expedited trial date and denying the defendants’ request to stay discovery pending resolution of their motions to dismiss. The Court granted ATS’s Motion for Leave to File a Second Amended Complaint.
      On October 20, 2006, ATS filed a Second Amended Complaint, challenging the termination fee provisions in the Stone Merger Agreement and the $51.5 million payment made by the Company to Stone in connection with the termination of the Stone Merger Agreement.
      On October 26, 2006, ATS filed a notice of dismissal in the Delaware Court of Chancery, thereby dismissing its litigation without prejudice.
CERTAIN INFORMATION CONCERNING ATS, WOODSIDE FINANCE AND WOODSIDE
      ATS is a recently incorporated Delaware corporation organized in connection with the Offer and the Second-Step Merger and has not carried on any activities other than in connection with the Offer and the Second-Step Merger, except that ATS acquired 1,719,000 Shares from August 15, 2006 to August 23, 2006. As of the date of this consent statement with the Commission, ATS owned of record, and Woodside and ATS share beneficial ownership (as defined for purposes of Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) of, 1,719,000 Shares, or approximately 4.5% of the outstanding Shares. The principal offices of ATS are located at 71683 Riverside Drive, Covington, Louisiana 70433, and the telephone number of ATS is (985) 249-5300. ATS is an indirect, wholly owned subsidiary of Woodside.
      Until immediately prior to the time that ATS will purchase Shares pursuant to the Offer, it is not anticipated that ATS will have any significant assets or liabilities or engage in activities other than those incidental to its formation and capitalization and the transactions contemplated by the Offer and the Second-Step Merger, including the Shares it acquires as referenced above. Because ATS is recently formed and has minimal assets and capitalization, no meaningful financial information regarding ATS is available.
      Woodside Finance is a company incorporated under the laws of Victoria, Australia, and a wholly owned subsidiary of Woodside. The principal offices of Woodside Finance are located at Woodside Plaza, 140 St Georges Terrace, Perth, Western Australia 6000. The telephone number of Woodside Finance is 011-61-8-9348-4000. Woodside Finance, the primary borrowing and lending entity for Woodside and its subsidiaries, will provide funding for the Offer, the Second-Step Merger and related fees and expenses. Woodside Finance will secure a loan from Société Générale and will provide intra-group funding to ATS.
      Woodside is a company incorporated under the laws of Victoria, Australia with its principal executive offices located at Woodside Plaza, 240 St Georges Terrace, Perth, Western Australia 6000. The telephone number of Woodside is 011-61-8-9348-4000. Woodside is Australia’s largest publicly-listed oil and gas company. It was established in 1954, is listed on the Australian Stock Exchange (ASX) and has a market capitalization of about $21 billion. Woodside has about 3,400 employees and has exploration interests in 11 countries, and production from four. Since 1992, American Depositary Receipts, each representing one Woodside share, have been traded over the counter under the trade symbol “WOPEY”. Woodside has not sponsored the issue of these ADRs.
      The name, citizenship, business address, business telephone number, principal occupation or employment, and five-year employment history for each of the directors and executive officers of ATS, Woodside, Woodside Finance and certain other information is set forth in Schedule II hereto. Except as described in the

Offer to Purchase and in Schedule I hereto, none of ATS, Woodside, Woodside Finance or, to the best knowledge of ATS or Woodside Finance, any of the persons listed on Schedule II hereto, has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.
      Except as described in this consent statement or on Schedule III hereto, (i) none of ATS, Woodside, Woodside Finance nor, to the best knowledge of ATS or Woodside Finance, any of the persons listed in Schedule II hereto or any associate or majority owned subsidiary of ATS, Woodside, Woodside Finance or any of the persons so listed, beneficially owns or has any right to acquire any Shares and (ii) none of ATS, Woodside, Woodside Finance nor, to the best knowledge of ATS or Woodside Finance, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.
      Except as otherwise described in this consent statement, none of ATS, Woodside, Woodside Finance nor, to the best knowledge of ATS or Woodside Finance, any of the persons listed in Schedule II hereto has any contract, agreement, arrangement or understanding, whether or not legally enforceable, with any other person with respect to any securities of the Company, including, but not limited to, the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations. Except as set forth in this consent statement, during the two years prior to the date of the filing of this consent statement with the Commission, none of ATS, Woodside, Woodside Finance nor, to the best knowledge of ATS or Woodside Finance, any of the persons listed on Schedule II hereto has had any transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this consent statement, during the two years prior to the date of the Offer to Purchase, there have been no negotiations, transactions or material contacts between any of ATS, Woodside, Woodside Finance or any of their respective subsidiaries or, to the best knowledge of ATS or Woodside Finance, any of the persons listed in Schedule II hereto, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer for or other acquisition of any class of the Company’s securities, an election of the Company’s directors or a sale or other transfer of a material amount of assets of the Company.
      Except as set forth herein, none of ATS, Woodside Finance, Woodside or any of the persons listed in Schedule II hereto: (i) has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or any of its affiliates will or may be a party; (ii) had or will have, and no member of their immediate family had or will have, a direct or indirect material interest in any transaction, or series of similar transactions, since the beginning of the Company’s last fiscal year, or any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $60,000; (iii) borrowed any funds for the purpose of acquiring or holding any securities of the Company; (iv) is or was within the past year, a party to any contract, arrangements or understandings with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (v) will receive any special compensation in connection with the consent solicitation or (vi) has any position or office with the Company. Except as set forth herein, none of the associates of ATS, Woodside Finance, Woodside or any of the persons listed in Schedule II hereto has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or any of its affiliates will or may be a party.
      Directors and executive officers of ATS, Woodside, Woodside Finance and/or their respective associates may also be directors or officers of other companies and organizations that have engaged in transactions with the Company or its subsidiaries in the ordinary course of business since the beginning of the Company’s last fiscal year. Although ATS is not aware of any specific transaction involving the Company and such other companies and organizations, ATS believes that the interest of those directors and executive officers and their associates with respect to any such transaction would not be of material significance.
      Except as set forth herein, none of the entities referred to in this consent statement with which ATS, Woodside or Woodside Finance has been involved during the past five years is a parent, subsidiary, or other affiliate of the Company.
CONSENT PROCEDURES
      Section 228 of the DGCL states that, unless otherwise provided in a corporation’s certificate of incorporation, any action required to be taken at any annual or special meeting of stockholders, or any action that may be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Shares entitled to vote thereon were present and voted, and those consents are delivered to the corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the corporation having custody of the books in which proceedings of meetings of stockholders are recorded. The Company’s certificate of incorporation does not prohibit stockholder action by written consent.
      Consents representing a majority of all the Shares as of the close of business on the Record Date entitled to be voted at a meeting of stockholders on the Proposals (i.e., a majority of the issued and outstanding Shares) as of the close of business on the Record Date are required in order to implement each of the Proposals.
      Section 2.9(b) of the Company’s amended bylaws provides that any stockholder seeking to have the stockholders of Company authorize or take corporate action by written consent is required to request by written notice to the Secretary of the Company that the Board fix a record date. The Board is required to promptly, but in all events within 10 days after the date on which such written notice is received, adopt a resolution fixing the record date for the solicitation (which may not be more than 10 days after the date of the resolution). If no record date is fixed by the Board within 10 days after the receipt of such written notice, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting will be the date on which the first signed consent is delivered to the Company. On September 27, 2006, ATS delivered written notice to the Secretary of the Company requesting that the Board set a record date for stockholders taking action with respect to the Proposals. Pursuant to Section 2.9(b) of the amended bylaws, the Board fixed the Record Date as October 17, 2006.
      Upon the delivery to the Company of a signed written consent or consents to take corporate action and/or any related revocation or revocations, Section 2.9(c) of the Company’s amended bylaws provides that the Company will engage independent inspectors of elections for the purpose of performing promptly a ministerial review of the validity of the consents and revocations. No action by written consent and without a meeting will be effective until such inspectors have completed their review, determined that the requisite number of valid and unrevoked consents delivered to the Company in accordance with Section 2.9 of the amended bylaws and applicable law have been obtained to authorize or take the action specified in the consents, and certified such determination for entry in the records of the Company kept for the purpose of recording the proceedings of meetings of stockholders. The action by written consent and without a meeting will take effect as of the date and time of the certification of the written consents and will not relate back to the date the written consents to take the corporate action were delivered to the Company. In the event that the action by written consent and without a meeting fills a vacancy or vacancies on the Board or otherwise elects a director or directors to the Board, such newly elected director or directors shall take office and have the authority of a director conferred upon them as of the date and time of the certification, and not the date of delivery to the Company of the written consents. In the event that the action by written consent and without a meeting replaces a director or directors on the Board, the authority of such replaced director or directors shall continue until the date and time of the certification of the written consents.

      Under Section 228(c) of the DGCL, no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered, written consents signed by a sufficient number of holders or members to take action are delivered to the corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders or members are recorded. The Company’s bylaws provide that no written consent shall be effective to take the corporate action referred to therein unless, within 60 days after the earliest dated written consent received, a valid written consent or valid written consents signed by a sufficient number of stockholders to take such action are delivered to the Company and not revoked. ATS intends to deliver a written consent representing 1,719,000 Shares to the Company.
      If the Proposals are adopted pursuant to the consent procedures, prompt notice will be given pursuant to Section 228(d) of the DGCL to stockholders who have not executed consents.
      An executed GOLD consent card may be revoked at any time before the action authorized by the executed consent becomes effective by dating, signing and delivering a written revocation. A revocation may be in any written form validly signed by the record holder as long as it clearly states that the consent previously given is no longer effective. The delivery of a subsequently dated consent card which is properly completed will constitute a revocation of any earlier consent. Section 2.9(c) of the Company’s amended bylaws provides that the Company will engage independent inspectors of elections for the purpose of performing promptly a ministerial review of the validity of any revocations. The revocation may be delivered either to ATS, care of Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022, or to the Company at 201 St. Charles Avenue, Suite 3400, New Orleans, Louisiana 70170. Although a revocation is effective if delivered to the Company, ATS requests that either the original or photostatic copies of all revocations of consents be mailed or delivered to ATS, care of Innisfree, at the address set forth above, so that ATS will be aware of all revocations and can more accurately determine if and when consents to the actions described herein have been received from the holders of record on the Record Date of a majority of outstanding Shares.
SPECIAL INSTRUCTIONS
      If you were a record holder of Shares as of the close of business on the Record Date, you may elect to consent to, withhold consent to or abstain by marking the “CONSENT,” “DOES NOT CONSENT” or “ABSTAIN” box, as applicable, underneath each such Proposal on the accompanying GOLD consent card and signing, dating and returning it promptly in the postage-paid envelope provided.
      In addition, you may withhold consent to the removal of any individual member of the Board or to the election of any individual Nominee by writing such person’s name on the consent card. However, Proposal 2 cannot be effected unless Proposal 1 is adopted.
      If the stockholder has signed, dated and returned a consent card to ATS but has failed to check a box marked “CONSENT,” “DOES NOT CONSENT” or “ABSTAIN” for one or more of the Proposals, such stockholder will be deemed to have consented to such Proposal or Proposals, except that such stockholder will not be deemed to have consented to the removal of any member of the Board or the election of any Nominee whose name is written-in by such stockholder on the consent card.
      ATS RECOMMENDS THAT YOU “CONSENT” TO EACH OF THE PROPOSALS.
      YOUR CONSENT IS IMPORTANT. PLEASE SIGN AND DATE THE ENCLOSED GOLD CONSENT CARD AND RETURN IN THE ENCLOSED POSTAGE-PAID ENVELOPE PROMPTLY. FAILURE TO RETURN YOUR CONSENT CARD WILL HAVE THE SAME EFFECT AS VOTING AGAINST THE PROPOSALS.
      If your Shares are held in the name of a brokerage firm, bank nominee or other institution, you should contact the person in charge of your account and give instructions to have the GOLD consent card with respect to your Shares signed, dated and mailed. Only that institution can execute a GOLD consent card with respect to your Shares and only upon receipt of specific instructions from you. ATS urges you to confirm in writing your instructions to the person responsible for your account and to provide a copy of those instructions to ATS, care of Innisfree, at 501 Madison Avenue, 20th Floor, New York, New York 10022, so that ATS will be aware of all instructions given and can attempt to ensure that such instructions are followed. Since ATS must receive consents from holders of a majority of the outstanding Shares in order for each of Proposal 1 and Proposal 2 to be adopted, not returning a signed consent, a broker non-vote or direction to withhold authority to vote on the GOLD consent card will each have the same effect as a “DOES NOT CONSENT” vote with respect to ATS’s solicitation.
VOTING SECURITIES
      According to publicly available information (including the Company’s certificate of incorporation and bylaws), the Shares constitute the only class of outstanding voting securities of the Company. Accordingly, only holders of Shares are entitled to execute consents. Each Share is entitled to one vote. The Company’s stockholders do not have cumulative voting rights.
      Between August 15, 2006 and August 23, 2006, ATS acquired 1,719,000 Shares in the open market as more fully set forth on Schedule III. ATS intends to deliver a written consent representing 1,719,000 Shares to the Company.
      The effectiveness of each of Proposal 1 and Proposal 2 is subject to, and conditioned upon, the properly completed and duly delivered, unrevoked written consent to such Proposal by the holders of record, as of the close of business on the Record Date, of a majority of all Shares as of the close of business on the Record Date entitled to be voted at a meeting of stockholders on such Proposals (i.e., a majority of the issued and outstanding Shares). According to the Company’s Preliminary Consent Revocation Statement on Schedule 14A filed with the Commission on October 19, 2006 (the “Preliminary Consent Revocation Statement”), as of October 17, 2006, there were 38,952,203 Shares issued and outstanding. Assuming that the number of issued and outstanding Shares is 38,952,203, the consent of at least 19,476,102 Shares would be necessary to effect each of Proposal 1 and Proposal 2. The actual number of consents necessary to effect the Proposals will depend on the actual facts as they exist on the Record Date.
      IF THE COMPANY’S STOCKHOLDERS TAKE NO ACTION, IT IS EFFECTIVELY A VOTE AGAINST THE PROPOSALS. ABSTENTIONS, FAILURES TO EXECUTE AND RETURN CONSENTS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS WITHHOLDING CONSENT FOR THE PROPOSALS. THUS, WE URGE YOU TO “CONSENT” TO EACH PROPOSAL BY SIGNING, DATING AND RETURNING THE GOLD CONSENT CARD.
      ATS plans to present the results of any successful solicitation with respect to the corporate actions proposed herein to the Company as soon as possible.
SOLICITATION OF CONSENTS
      Except as set forth below, ATS will not pay any fees or commissions to any broker, dealer, commercial bank, trust company or other nominee for the solicitation of consents in connection with the Proposals.
      Consents will be solicited by mail, telephone, telefax, telegraph, the internet, e-mail, newspapers and other publications of general distribution and in person. Directors, officers and certain employees of ATS, Woodside, Woodside Finance, each of the Nominees and the other participants listed on Schedule II hereto may assist in the solicitation of consents without any additional remuneration (except as otherwise set forth in this consent statement). Under the applicable regulations of the Commission, directors, officers and certain employees of ATS, Woodside, Woodside Finance, each of the Nominees and each of the persons listed in Schedule II hereto are participants in the consent solicitation.
      Woodside (on behalf of ATS) has retained Innisfree M&A Incorporated (“Innisfree”) for solicitation and advisory services in connection with solicitations relating to the Proposals, for which Innisfree is to receive a fee of $300,000, in addition to a monthly retainer of $30,000, in connection with the solicitation of consents.

Up to 100 people may be employed by Innisfree in connection with the solicitation of consents in connection with the Proposals. Woodside (on behalf of ATS) has also agreed to reimburse Innisfree for out-of-pocket expenses and to indemnify Innisfree against certain liabilities and expenses, including reasonable legal fees and related charges. Innisfree will solicit consents for from individuals, brokers, banks, bank nominees and other institutional holders. Directors, officers and certain employees of Woodside and ATS may assist in the solicitation of consents without any additional remuneration. The entire expense of soliciting consents in connection with the Proposals by or on behalf of ATS is being borne by Woodside.
      Credit Suisse Securities (USA) LLC (“Credit Suisse”) is acting as Dealer Manager in connection with the Offer and has provided certain financial advisory services to ATS, Woodside and Woodside Finance in connection with the acquisition of the Company. In its role as Dealer Manager, Credit Suisse may contact brokers, dealers and similar entities and may provide information regarding the Offer to those that it contacts or persons that contact Credit Suisse. Credit Suisse has not been engaged to solicit consents, nor has it been engaged to solicit proxies relating to the Company’s special meeting. Credit Suisse is being paid reasonable and customary compensation for its services as Dealer Manager in connection with the Offer and for its services as financial advisor. Credit Suisse is also entitled to reimbursement for certain expenses incurred by Credit Suisse, including the reasonable fees and expenses of legal counsel, and to indemnification against certain liabilities and expenses in connection with its engagements, including certain liabilities under the federal securities laws.
      Credit Suisse and its affiliates have provided and may in the future provide various investment banking, financial advisory and other services to Woodside or its affiliates, for which they have received or may receive customary compensation. In the ordinary course of business, including in their trading and brokerage operations and in a fiduciary capacity, Credit Suisse and its affiliates may hold positions, both long and short, for their own accounts and for those of their customers, in the Shares.
      If you have any questions concerning this consent statement or the procedures to be followed to execute and deliver a consent, please contact Innisfree at the address or phone number specified above.
FORWARD-LOOKING STATEMENTS
      This consent statement contains certain “forward-looking” statements which are within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. The safe harbors intended to be created thereby are not available to statements made in connection with a tender offer and ATS is not aware of any judicial determination as to the applicability of such safe harbors to forward-looking statements made in solicitation materials when there is a simultaneous tender offer. However, stockholders should be aware that any such forward-looking statements are only predictions, subject to risks and uncertainties that exist in the business environment which could render actual outcomes and results materially different than predicted. In some cases, such forward-looking statements may be identified by terminology such as “may,” “will,” “could,” “should,” “expects,” “intends” or “believes” or the negative of such terms or other comparable terminology.
STOCKHOLDER PROPOSALS FOR THE COMPANY’S 2007 ANNUAL MEETING
      Pursuant to the Company’s definitive proxy statement for its 2006 Annual Meeting filed with the Commission on April 4, 2006, to be considered for inclusion in the proxy statement relating to the 2007 Annual Meeting, stockholder proposals must be received no later than December 1, 2006. Stockholder proposals received outside of the Rule 14a-8 procedure must be delivered to the Corporate Secretary of the Company no later than March 6, 2007, but no earlier than February 4, 2007. ATS assumes no responsibility for the accuracy or completeness of this information.
OTHER INFORMATION
      The information concerning the Company, the Stone Merger Agreement and the transactions contemplated thereby (and the termination of the Stone Merger Agreement) contained herein has been taken from, or is based upon, publicly available documents on file with the Commission and other publicly available information. Although ATS has no knowledge that would indicate that statements relating to the Company or the Stone Merger Agreement (or the termination of the Stone Merger Agreement) contained in this consent statement in reliance upon publicly available information are inaccurate or incomplete, it has not to date had access to the full books and records of the Company, was not involved in the preparation of such information and statements and is not in a position to verify any such information or statements.
      Schedule IV sets forth the security ownership of certain beneficial owners, directors and management of the Company as may be obtained by reading the public filings of the Company. ATS assumes no responsibility for the accuracy or completeness of any such information.
      The information contained in this consent statement concerning the Offer is a summary which highlights selected information from the Offer to Purchase and may not contain all of the information that is important to you. To understand the Offer fully and for a more complete description of the terms of the Offer, you should read carefully the entire Offer to Purchase, Supplement and Letter of Transmittal.
      YOUR PROMPT ACTION IS IMPORTANT. MAKE YOUR VIEWS CLEAR TO YOUR BOARD OF DIRECTORS BY SIGNING, DATING AND RETURNING THE ENCLOSED GOLD CONSENT CARD TODAY.
ATS INC.
WOODSIDE FINANCE LIMITED
WOODSIDE PETROLEUM LTD.
October 27, 2006
      If you have any questions or require any assistance in voting your Shares, please contact:
Innisfree M&A Incorporated
501 Madison Avenue
20th Floor
New York, NY 10022
Shareholders Call Toll Free: (877) 456-3427
Banks and Brokers Call Collect: (212) 750-5833

SCHEDULE I
INFORMATION CONCERNING THE NOMINEES
      Other than as set forth below, none of the Nominees or their associates beneficially owns or owns of record any securities of the Company.
      There are no material legal proceedings in which any of the Nominees or any of their associates is a party adverse to the Company or any of its subsidiaries, or proceedings in which such nominees or associates have a material interest adverse to the Company or any of its subsidiaries. No occupation or employment was carried on by any of the Nominees with the Company or any corporation or organization which is or was a parent, subsidiary or other affiliate of the Company and none of the Nominees has ever served on the Board. There exist no family relationships among the Nominees or between any of the Nominees and any director or executive officer of the Company.
      None of the Nominees have been involved in any legal proceedings in the preceding five years described in Item 401(f) of Regulation S-K promulgated under the Securities Act of 1933 (“Regulation S-K”), which must be disclosed as material for purposes of an evaluation of the integrity or ability of any person nominated to become a director under the federal securities laws.
      Other than as disclosed in this consent statement, there are no arrangements or understandings between any of the Nominees and any other party pursuant to which any such Nominee was or is to be selected as a director or nominee.
      None of the Nominees, their immediate family members, any corporation or organization of which any of the Nominees is an executive officer or partner, or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, or any trust or other estate in which any of the Nominees has a substantial beneficial interest or serves as a trustee or in a similar capacity (a) has been indebted to the Company or its subsidiaries at any time since the beginning of the Company’s last fiscal year, in an amount in excess of $60,000 or (b) has an interest in any transaction or series of similar transactions since the beginning of the Company’s last fiscal year, or currently proposed transaction or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in an amount in excess of $60,000.
      None of the Nominees nor any of their associates has received any cash compensation, cash bonuses, deferred compensation, compensation pursuant to plans, or other compensation, from, or in respect of, services rendered on behalf of the Company, or is subject to any arrangement described in Item 402 of Regulation S-K.
      None of the relationships regarding the Nominees described under Item 404(b) of Regulation S-K exists or has existed since the beginning of the Company’s last fiscal year.
      None of the Nominees has any position or office with the Company and no occupation or employment with which the Nominees have been involved during the past five years was carried on with the Company or any corporation or organization which is a parent, subsidiary or other affiliate of the Company.

SCHEDULE II
INFORMATION CONCERNING DIRECTORS AND OFFICERS OF
ATS, WOODSIDE AND WOODSIDE FINANCE

1.	Directors and Executive Officers of ATS.
      The following table sets forth the name, current business address, citizenship, current principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of ATS. Unless otherwise indicated, the current business address of each person is 71683 Riverside Drive, Covington, Louisiana 70433. Unless otherwise indicated, each such person is a citizen of the United States, and each occupation set forth opposite an individual’s name refers to employment with ATS.

Present Principal Occupation or Employment;
Name, Citizenship and	Material Positions Held During the Past Five Years and
Current Business Address	Business Address Thereof

Mark Chatterji	President and Director of ATS. Mr. Chatterji was
Business Address: Woodside Plaza 240 St Georges Terrace Perth, Western Australia 6000	Director of M&A of Woodside Energy Ltd. from 2004 until June 2006, when he became Director Commercial. On October 25, 2006, Woodside Petroleum Ltd. announced the appointment of Mr. Chatterji as acting Chief Financial Officer (in addition to his other roles). From 2003 to 2004, Mr. Chatterji served as a Captain in the United States Army, 1st Battalion, 162nd Infantry. Prior to this, Mr. Chatterji was a Vice President at Goldman Sachs & Co.
Jeff Soine	Secretary and Director of ATS. Mr. Soine has been
Business Address: Sage Plaza 5151 San Felipe, Suite 1200 Houston, TX 77056	Acquisition Manager of Woodside Energy (USA) Inc. since June 2005. Prior to this, Mr. Soine was Acquisitions Manager of W&T Offshore Inc. from 2000 to 2005.
Troy Hayden	Treasurer of ATS. Mr. Hayden is also Chief
Citizenship: Australia	Financial Officer of Woodside Energy (USA) Inc., a position he has held since 2005. Prior to this, Mr. Hayden was Chief Financial Officer of Woodside Petroleum Ltd. from 2004 to 2005 and Treasurer of Woodside Petroleum Ltd. from 1996 to 2004.

2.	Directors and Executive Officers of Woodside.
      The following table sets forth the name, current business address, citizenship, current principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and each executive officer of Woodside. Unless otherwise indicated, the current business address of each person is Woodside Plaza, 240 St Georges Terrace, Perth, Western Australia 6000. Unless otherwise indicated, each such person is a citizen of Australia. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Woodside.
DIRECTORS

Present Principal Occupation or Employment;
Name, Citizenship and	Material Positions Held During the Past Five Years and
Current Business Address	Business Address Thereof

Jillian Rosemary Broadbent	Ms. Broadbent has been a Non-Executive Director of Woodside Petroleum Ltd. and Woodside Energy Ltd. since 1998. Ms. Broadbent is also a Director of Coca-Cola Amatil Limited and Special Broadcasting Service and a Board Member of Reserve Bank of Australia, positions she has held since 1999, 2002 and 1998, respectively. Previously, Ms. Broadbent was a Director of Westfield Management Ltd. and Director of Westfield America Management Ltd. from 2002 to 2004.
Dr. Ashton Trevor Calvert	Dr. Calvert is a Non-Executive Director of Woodside Petroleum Ltd. and Woodside Energy Ltd. and a Director of Rio Tinto plc and Rio Tinto Ltd., positions he has held since 2005. Prior to that, Dr. Calvert was a Director of The Australian Trade Commission and a Director of The Australian Strategic Policy Institute Ltd.
Michael Alfred Chaney	Mr. Chaney has been a Non-Executive Director of Woodside Petroleum Ltd. and Woodside Energy Ltd. since 2005. He has been Chairman and Non-Executive Director of National Australia Bank Limited since 2004, a Member of JPMorgan International Council since 2003 and President of Business Council of Australia since 2005. Mr. Chaney also currently serves as Director of National Equities Limited and Chairman of Gresham Partners Holdings Ltd. From 1992 to 2004 Mr. Chaney was Managing Director and Chief Executive Officer of Wesfarmers Limited, from 1995 to 2005 a Director of BHP Billiton Limited, from 2001 to 2005 a Director of BHP Plc and from 1990 to 2005 a Director of Gresham Partners Group Limited.
Erich Fraunschiel	Mr. Fraunschiel has been a Non-Executive Director of Woodside Petroleum Ltd. and Woodside Energy Ltd. since 2002. He has also served as Non-Executive Director of West Australian Newspaper Holdings Ltd. and Chairman of Wesfarmers Insurance Ltd. since 2002, Non-Executive Director of WorleyParsons Limited, Rabobank Australia Ltd. and Rabo Australia Ltd. since 2003, Chairman of Lumley General Insurance Ltd. since 2003 and Non-Executive Director of The WCM Group Ltd. since 2005. Mr. Fraunschiel served as Non-Executive Director of Foodland Associated Limited from 2002 to 2004.

Present Principal Occupation or Employment;
Name, Citizenship and	Material Positions Held During the Past Five Years and
Current Business Address	Business Address Thereof

Charles Barrington Goode	Mr. Goode has been Chairman of Woodside Petroleum Ltd. and Woodside Energy Ltd since 1999. He also serves as Chairman of Australia and New Zealand banking Group Ltd., Chairman of Diversified United Investment Ltd. and Chairman of Ian Potter Foundation Ltd.
Andrew Jamieson	Mr. Jamieson is a Non-Executive Director of
Citizenship: United Kingdom	Woodside Petroleum Ltd. and Woodside Energy Ltd. and Executive Vice President, Gas Projects of Shell Global Solutions International BY, positions he has held since 2005. Prior to this, Mr. Jamieson was Managing Director of Nigeria LNG Ltd.
Jakob Stausholm	Mr. Stausholm has been a Non-Executive Director of
Citizenship: Denmark	Woodside Petroleum Ltd. and Woodside Energy Ltd. since June 2006. Mr. Stausholm is also Vice President, Finance E&P of Shell EP International Limited, a position he has held since 2006. Prior to this, Mr. Stausholm was Chief Internal Auditor at Royal Dutch Shell Plc from 2002 to 2006 and Finance Manager of Shell Europe Oil Products, Commercial from 2000 to 2002.
Donald R. Voelte, Jr.	Mr. Voelte has been Managing Director and Chief
Citizenship: United States	Executive Officer, Woodside Energy Ltd since 2004. Prior to that, Mr. Voelte was Director, President and Chief Executive Officer of Chroma Energy Ltd.
Dr Pierre Jean-Marie Henri Jungels	Dr. Jungels has been a Non-Executive Director of
Citizenship: Belgium	Woodside Petroleum Ltd. and Woodside Energy Ltd. since December 2002. Dr. Jungels is also a Director of Imperial Tobacco Group Plc, a position he has held since 2002, Chairman of Offshore Hydrocarbon Mapping Plc, a position he has held since 2004, Chairman of Rockhopper Exploration Plc, a position he has held since February 2005, Chairman of Oxford Catalyst Ltd, a position he has held since March 2006, and Director of Baker Hughes Inc., a position he has held since April 2006. Prior to this, Dr. Jungels was a Director of Offshore Logistics Plc (Bristow Group) from September 2002 to August 2006, President of Institute of Petroleum from June 2002 to December 2003, and Chief Executive Officer of Enterprise Oil Plc from October 1996 to October 2001.

Present Principal Occupation or Employment;
Name, Citizenship and	Material Positions Held During the Past Five Years and
Current Business Address	Business Address Thereof

David Ian McEvoy	Mr. McEvoy has been a Non-Executive Director of Woodside Petroleum Ltd. and Woodside Energy Ltd. since September 2005. Mr. McEvoy is also a Non-Executive Director of Innamincka Petroleum Limited, a position he has held since September 2003, a Non-Executive Director of Po Valley Energy Limited, a position he has held since September 2003, and a Non-Executive Director of Australian Worldwide Exploration Ltd, a position he has held since June 2006. Prior to this, Mr. McEvoy was Vice President of ExxonMobil Exploration Company from 1992 to May 2002.
Russell Ronald Caplan	Mr. Caplan has been a Non-Executive Director of Woodside Petroleum Ltd. and Woodside Energy Ltd. since February 2006. Mr. Caplan is also Chairman of Shell Australia Ltd., a position he has held since February 2006. Mr. Caplan is also Chairman of Australian Institute of Petroleum, a position he has held since March 2006. Prior to that, Mr. Caplan was Senior Vice President Globalisation of Shell International Petroleum Co. from August 2004 to February 2006, Vice President Sales & Marketing of Shell Oil Products U.S. from September 2001 to March 2004, and Executive Vice President Global Marketing of Shell International Oil Products from January 1999 to September 2001.
EXECUTIVE OFFICERS

Present Principal Occupation or Employment;
Name, Citizenship and	Material Positions Held During the Past Five Years and
Current Business Address	Business Address Thereof

Robert Cole	Mr. Cole has been Secretary of Woodside Petroleum Ltd. and general counsel of Woodside Energy Ltd. since April 2006. Prior to this, Mr. Cole was a partner at Mallesons Stephen Jacques from January 1992 to April 2006.
Frances Margaret Kernot	Ms. Kernot has been Company Secretary of
Citizenship: Australia and New Zealand	Woodside Petroleum Ltd., Woodside Energy Ltd. and Australian group subsidiaries since January 2004. Prior to this, Ms. Kernot served as Company Secretary of LCB Holdings and Little Creatures Brewing Pty Ltd. from July 2000 to April 2005 and Compliance Officer, Managed Investments for Yates Limited from June 1996 to June 2003.
Mark Chatterji	Mr. Chatterji has been Director of Commercial,
Citizenship: United States	Woodside Energy Ltd. since 2004. On October 25, 2006, Woodside Petroleum Ltd. announced the appointment of Mr. Chatterji as acting Chief Financial Officer (in addition to his other roles). For biographical information see under “Directors and Executive Officers of ATS” above.

3.	Directors and Executive Officers of Woodside Finance.
      The following table sets forth the name, current business address, citizenship, current principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and each executive officer of Woodside Finance. Unless otherwise indicated, the current business address of each person is Woodside Plaza, 240 St Georges Terrace, Perth, Western Australia 6000. Unless otherwise indicated, each such person is a citizen of Australia. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Woodside Finance.

Present Principal Occupation or Employment;
Name, Citizenship and	Material Positions Held During the Past Five Years and
Current Business Address	Business Address Thereof

Donald R. Voelte, Jr.	Mr. Voelte has been a Director of Woodside Finance
Citizenship: United States	since November 2005. For biographical information see under “Directors and Executive Officers of Woodside” above.
Robert Cole	Mr. Cole has been a Director of Woodside Finance since April 2006. For biographical information see under “Directors and Executive Officers of Woodside” above.
Ross Anthony Carroll	Mr. Carroll has been a Director of Woodside Finance Ltd. since March 2005. Mr. Carroll has been Chief Financial Officer of Woodside Energy Ltd. since March 2005. Prior to that Mr. Carroll was Vice President — Finance & Planning for BHP Billiton Petroleum Americas based in Houston, from August 2003 to March 2005 and from July 2001 to August 2003 Mr. Carroll was Vice President Commercial for BHP Billiton Iron Ore in Perth, Western Australia. Mr. Carroll has resigned from all positions with the Woodside group, effective October 30, 2006.
Frances Margaret Kernot	Ms. Kernot has been Company Secretary of
Citizenship: Australia and New Zealand	Woodside Finance since January 2004. For biographical information see under “Directors and Executive Officers of Woodside” above.
Warren Martin Baillie	Mr. Baillie has been Company Secretary of
Citizenship: Australia and United Kingdom	Woodside Finance Ltd. since December 2005 and Assistant Company Secretary of Woodside Energy Ltd. since September 2005. Prior to that, Mr. Baillie was Company Secretary and General Counsel of Ticor Limited from November 2004 to September 2005, Senior Associate at Deacons international law firm from July 2002 to November 2004, and Company Secretary of Cityview Corporation Limited from May 2000 to July 2002.

SCHEDULE III
ACQUISITIONS AND DISPOSITIONS OF SHARES BY ATS, WOODSIDE FINANCE,
WOODSIDE AND THE EXECUTIVE
OFFICERS AND DIRECTORS OF ATS, WOODSIDE FINANCE AND WOODSIDE
      Other than purchases of Shares in the open market by ATS as set forth in the table below, none of ATS, Woodside Finance, Woodside or any executive officer or director of ATS, Woodside Finance or Woodside has engaged in any transaction involving the Shares in the past 60 days:

		Average
Trade Date	Shares	Price

15-Aug-06	76,000	$17.7535
16-Aug-06	284,900	$17.9877
17-Aug-06	384,900	$17.7292
18-Aug-06	219,000	$17.7973
21-Aug-06	181,600	$18.1465
22-Aug-06	94,200	$18.2207
23-Aug-06	478,400	$18.1728
Total	1,719,000	$17.9763

SCHEDULE IV
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND
MANAGEMENT OF THE COMPANY
      Except as otherwise noted, the following information was copied from the Preliminary Consent Revocation Statement and sets forth, as of October 17, 2006, the number of Shares of the Company beneficially owned by each director of the Company; by the Company’s chief executive officer; by the four other most highly compensated executive officers of the Company; by all directors and executive officers as a group; and by such persons known to the Company to own beneficially more than five (5%) of the outstanding common stock of the Company.

		Percent of
	Common	Common
Beneficial Owner	Shares	Shares(1)

Richard A. Bachmann(2)	2,930,970	7.5
John C. Bumgarner, Jr.(3)	64,346	*
Jerry D. Carlisle(4)	28,824	*
Harold D. Carter(3)	53,652	*
Enoch L. Dawkins(5)	21,221	*
T. Rodney Dykes(6)	61,577	*
Dr. Norman C. Francis(7)	14,761	*
Robert D. Gershen(3)	56,177	*
Phillip A. Gobe(8)	49,490	*
William R. Herrin, Jr.(7)	18,203	*
William O. Hiltz(9)	121,196	*
Javan D. Ottoson(10)	129	*
John H. Peper(11)	246,557	*
John G. Phillips(3)	51,210	*
Timothy R. Woodall	—
All directors and executive officers as a group (15 persons)	3,718,314	9.3
Amber Master Fund (Cayman) SPC(12)	2,046,300	5.3

*	Represents beneficial ownership of less than 1%.

(1)	Percentage ownership of a holder or class of holders is calculated by dividing (1) the number of Shares, including restricted shares, outstanding attributed to such holder or class of holders, as the case may be, plus the total number of Shares underlying options exercisable and restricted share units that vest within sixty days from October 17, 2006 and warrants held by such holder or class of holders, as the case may be, by (2) the total number of Shares outstanding plus the total number of Shares underlying options exercisable and restricted share units that vest within sixty days from October 17, 2006 and warrants held by such holder or class of holders, as the case may be, but not Shares underlying such securities held by any other person.

(2)	Includes 930,898 Shares pledged to support obligations incurred in five separate transactions under Forward Purchase Agreements entered into with Citigroup. Mr. Bachmann retains voting rights with respect to these Shares. The number of Shares to be delivered commencing in June 2007 pursuant to such agreements will be based on the market price of the Company’s Shares and will not exceed 930,898 Shares. Mr. Bachmann has the right to deliver cash instead of Shares. Also includes (i) 350,668 Shares underlying options granted to Mr. Bachmann under our 2006 Long Term Stock Incentive Plan, which may be exercised within 60 days from October 17, 2006, (ii) 2,245 Shares beneficially owned by Mr. Bachmann and held in trust by the Energy Partners, Ltd. 401(k) Plan and (iii) 1,000 Shares beneficially owned by Mr. Bachmann’s wife. The address for Mr. Bachmann is Energy Partners, Ltd., 201 St. Charles Avenue, Suite 3400, New Orleans, Louisiana 70170.

(3)	Includes 29,025 Shares underlying options exercisable, and 1,858 restricted share units vesting, within 60 days of October 17, 2006 granted under our Amended and Restated 2000 Stock Incentive Plan for Non-Employee Directors to each of Messrs. Bumgarner, Carter, Gershen and Phillips. Also includes 15,819 and 1,993 phantom shares accrued for Messrs. Bumgarner and Gershen under our Stock and Deferral Plan for Non-Employee Directors.

(4)	Includes 19,025 Shares underlying options exercisable, and 1,858 restricted share units vesting, within 60 days of October 17, 2006 granted to Mr. Carlisle under our Amended and Restated 2000 Stock Incentive Plan for Non-Employee Directors. Includes 500 Shares beneficially owned by Mr. Carlisle’s wife of which Mr. Carlisle disclaims beneficial ownership.

(5)	Includes 15,025 Shares underlying options exercisable, and 1,858 restricted share units vesting, within 60 days of October 17, 2006 granted to Mr. Dawkins under our Amended and Restated 2000 Stock Incentive Plan for Non-Employee Directors.

(6)	Includes 54,000 Shares underlying options exercisable within 60 days of October 17, 2006 granted to Mr. Dykes under our 2006 Long Term Stock Incentive Plan. Also includes 1,674 Shares beneficially owned by Mr. Dykes and held in trust by the Energy Partners, Ltd. 401(k) Plan.

(7)	Includes 9,025 Shares underlying options exercisable, and 1,858 restricted share units vesting, within 60 days of October 17, 2006 granted under our Amended and Restated 2000 Stock Incentive Plan for Non-Employee Directors to each of Dr. Francis and Mr. Herrin. Also includes 1,780 phantom shares accrued for Dr. Francis under our Stock and Deferral Plan for Non-Employee Directors.

(8)	Includes 48,500 Shares underlying options exercisable within 60 days of October 17, 2006 granted to Mr. Gobe under our 2006 Long Term Stock Incentive Plan. Also includes 990 Shares beneficially owned by Mr. Gobe and held in trust by the Energy Partners, Ltd. 401(k) Plan.

(9)	Includes 13,025 Shares underlying options exercisable, and 1,858 restricted share units vesting, within 60 days of October 17, 2006 granted under our Amended and Restated 2000 Stock Incentive Plan for Non-Employee Directors to Mr. Hiltz, and 4,314 phantom shares accrued for Mr. Hiltz under our Stock and Deferral Plan for Non-Employee Directors.

(10)	Shares beneficially owned by Mr. Ottoson and held in trust by the Energy Partners Ltd. 401(k) Plan.

(11)	Includes 127,300 Shares underlying options exercisable, within 60 days of October 17, 2006 granted under our 2006 Long Term Stock Incentive Plan, and 68,445 warrants granted in the acquisition of Hall-Houston Oil Company in 2002, which are currently exercisable. Also includes 1,496 Shares beneficially owned by Mr. Peper and held in trust by the Energy Partners, Ltd. 401(k) Plan.

(12)	Based on a Schedule 13G filed with the Securities and Exchange Commission on September 25, 2006, for Shares held by Amber Master Fund (Cayman) SPC, Amber Capital LP ,Amber Capital GP LLC, Michel Brogard and Joseph Oughourlian. The address for Amber Master Fund is P.O. Box 309 GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands and the address for all other filers is 600 Lexington Avenue, 34th Floor, New York, New York 10022.
Note: Pursuant to Amendment No. 1 to their Schedule 13G filed with the Commission on October 20, 2006, Robert S. Pitts, Jr., Steadfast Capital Management LLC, Steadfast Advisors LLC, Steadfast Capital, L.P., American Steadfast, L.P. and, Steadfast International Ltd. (collectively, “Steadfast”) reported that they no longer had beneficial ownership over any Shares. Steadfast is reported in the Preliminary Consent Revocation Statement as beneficially owning 5.0% of the outstanding Shares.

FORM OF CONSENT CARD — GOLD
THIS CONSENT IS SOLICITED ON BEHALF OF ATS INC.,
WOODSIDE FINANCE LIMITED AND
WOODSIDE PETROLEUM LTD.
      Unless otherwise indicated below, the undersigned hereby consents pursuant to Section 228(a) of the General Corporation Law of the State of Delaware, as amended, with respect to all shares of common stock of Energy Partners, Ltd., a Delaware corporation (“Energy Partners”), held by the undersigned as of the record date for determining shares entitled to consent, to the taking of the following actions without a meeting of the stockholders of Energy Partners:

1. Remove Richard A. Bachmann, John C. Bumgarner, Jr., Jerry D. Carlisle, Harold D. Carter, Enoch L. Dawkins, Dr. Norman C. Francis, Robert D. Gershen, Phillip A. Gobe, William R. Herrin, Jr., William O. Hiltz and John G. Phillips, and any other person (other than those elected by ATS, Inc.’s consent solicitation) elected or appointed to Energy Partners’ Board of Directors by such directors to fill any vacancy on Energy Partners’ Board of Directors or any newly-created directorships.
☐ CONSENT          ☐ DOES NOT CONSENT          ☐ ABSTAINS
INSTRUCTION: TO CONSENT, WITHHOLD CONSENT OR ABSTAIN FROM CONSENTING TO THE REMOVAL OF ALL THE PERSONS NAMED IN PROPOSAL 1, CHECK THE APPROPRIATE BOX ABOVE. IF YOU WISH TO CONSENT TO THE REMOVAL OF CERTAIN OF THE PERSONS NAMED IN PROPOSAL 1, BUT NOT ALL OF THEM, CHECK THE “CONSENT” BOX ABOVE AND WRITE THE NAME OF EACH PERSON YOU DO NOT WISH REMOVED IN THE SPACE PROVIDED BELOW.

(Insert names, as necessary)
IF NO BOX IS MARKED ABOVE WITH RESPECT TO THIS PROPOSAL, THE UNDERSIGNED WILL BE DEEMED TO CONSENT TO SUCH PROPOSAL, EXCEPT THAT THE UNDERSIGNED WILL NOT BE DEEMED TO CONSENT TO THE REMOVAL OF ANY INCUMBENT DIRECTOR WHOSE NAME IS WRITTEN IN THE SPACE PROVIDED ABOVE.

2. Elect Walter R. Arnheim, Terry G. Dallas, Robert B. Holland, III, David R. Martin and J. Kenneth Thompson to serve as directors of Energy Partners (or, if any such nominee is unable or unwilling to serve as a director of Energy Partners, any other person designated as a nominee by ATS Inc.).
☐ CONSENT          ☐ DOES NOT CONSENT          ☐ ABSTAINS
INSTRUCTION: TO CONSENT, WITHHOLD CONSENT OR ABSTAIN FROM CONSENTING TO THE ELECTION OF ALL THE ABOVE-NAMED PERSONS, CHECK THE APPROPRIATE BOX ABOVE. IF YOU WISH TO CONSENT TO THE ELECTION OF CERTAIN OF THE ABOVE-NAMED PERSONS, BUT NOT ALL OF THEM, CHECK THE “CONSENT” BOX ABOVE AND WRITE THE NAME OF EACH SUCH PERSON YOU DO NOT WISH ELECTED IN THE SPACE PROVIDED BELOW.

(Insert names, as necessary)
IF NO BOX IS MARKED ABOVE WITH RESPECT TO THIS PROPOSAL, THE UNDERSIGNED WILL BE DEEMED TO CONSENT TO SUCH PROPOSAL, EXCEPT THAT THE UNDERSIGNED WILL NOT BE DEEMED TO CONSENT TO THE ELECTION OF ANY CANDIDATE WHOSE NAME IS WRITTEN IN THE SPACE PROVIDED ABOVE.

Dated: , 2006

Signature of Stockholder (title, if any)

Signature of Stockholder (if held jointly)

Please sign exactly as your name or names appear on the stock certificate or on the attached label hereon. If shares are held jointly, each stockholder should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or authorized officer. If a partnership, please sign in partnership name by authorized person.

IN ORDER FOR YOUR CONSENT TO BE VALID, IT MUST BE DATED.
PLEASE SIGN, DATE AND RETURN THIS CONSENT CARD PROMPTLY IN THE ENCLOSED
POSTAGE-PAID ENVELOPE.